4: FIFTH AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF FEBRUARY 20

Exhibit 10.23

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF FEBRUARY 20, 2003

BY AND AMONG

GABLES REALTY LIMITED PARTNERSHIP
AND
GABLES-TENNESSEE PROPERTIES, L.L.C.,
AS BORROWERS

WACHOVIA SECURITIES, INC.,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER,

WACHOVIA BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

JPMORGAN CHASE BANK,
AS CO-DOCUMENTATION AGENT,

PNC BANK, NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENT,

AMSOUTH BANK,
AS SYNDICATION AGENT,

AND

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5,
AS LENDERS

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 20, 2003 by and among GABLES REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Parent"), GABLES-TENNESSEE PROPERTIES, L.L.C., a Tennessee limited liability company ("Gables-TN"; Parent and Gables-TN are hereinafter referred to collectively as "Borrowers"), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(d) (collectively, the "Lenders" and individually a "Lender"), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the "Agent").

WHEREAS, the Borrowers, Wachovia Bank, National Association and certain other lenders entered into that certain Fourth Amended and Restated Credit Agreement dated as of June 27, 2002, as amended to date (the "Fourth Amended Credit Agreement"); and

WHEREAS, Borrowers have requested that Agent and the Lenders amend certain provisions of the Fourth Amended Credit Agreement; and

WHEREAS, Agent, Borrowers and the Lenders desire to amend and restate the Fourth Amended Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby amend and restate the Fourth Amended Credit Agreement in its entirety as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

"Additional Costs" has the meaning given that term in Section 4.1.

"Adjusted EBITDA" means as of any date the sum of (a)(i) EBITDA for the most recently ended fiscal quarter of Parent multiplied by (ii) four (4), less (b) the Capital Reserve.

"Adjusted Eurodollar Rate" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

"Affiliate" means as to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) any other Person directly or indirectly owning or holding twenty percent (20.0%) or more of any Equity Interest in such Person; or (c) any other Person twenty percent (20.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any executive officer or director of such Person.

"Agent" means Wachovia Bank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

"Agreement Date" means the date as of which this Agreement is dated.

"Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all applicable governmental bodies and all orders and decrees of all courts, tribunals and arbitrators of any such governmental bodies.

"Applicable Margin" means at any time the percentage rate per annum set forth below in the Base Rate Margin column with respect to Base Rate Loans or the LIBOR Margin column with respect to LIBOR Loans determined based upon the Credit Rating of Parent (and the Leverage Ratio, as provided below):

Pricing Level	Base Rate Margin	LIBOR Margin
Pricing Level 1	[-0.25%]	0.70%
Pricing Level 2A	[-0.25%]	0.85%
Pricing Level 2B	[-0.25%]	0.95%
Pricing Level 3	[-0.25%]	1.05%
Pricing Level 4	[-0.25%]	1.25%

As of the Agreement Date, the Applicable Margin is determined based on Pricing Level 2B. Any issuance, change or withdrawal of a Credit Rating or other circumstance that would result in a change to a different Pricing Level shall effect a change in the Applicable Margin, as applicable, on each Performance Pricing Determination Date (provided that each change in the Applicable Margin as a result of a change in the Credit Rating shall be effective only for Loans (including Conversions or Continuations) which are made on or after the date of the relevant Performance Pricing Determination Date).

In the event that the Applicable Margin is to be determined based upon the Leverage Ratio, the Applicable Margin shall not be adjusted based upon the Leverage Ratio, if at all, until the Performance Pricing Determination Date (provided that each change in the Applicable Margin as a result of a change in the Leverage Ratio shall be effective only for Loans (including Conversions or Continuations) which are made on or after the date of the relevant Performance Pricing Determination Date). In the event that Borrowers shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by Section 8.3, and the Credit Rating of Parent is such that the Borrowers would qualify for either Pricing Level 2A or Pricing Level 2B, then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 2B until such failure is cured within any applicable cure period.

"Assignee" has the meaning given that term in Section 12.5(d).

"Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

"Bankruptcy Code" means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

"Base Rate" means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

"Base Rate Loan" means a Loan bearing interest at a rate based on the Base Rate.

"Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Bond Documents" means each document, agreement or instrument executed and delivered by any Person evidencing, securing or otherwise relating to the Gables Credit Enhanced Bonds.

"Bond Enhanced Debt" means as of any date the sum of (a) the Indebtedness under the Tax Exempt Bonds of the Parent and its Subsidiaries determined on a consolidated basis, plus (b) Parent's and its Subsidiaries' pro rata share of the Indebtedness under Tax Exempt Bonds of its Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates) but without double-counting.

"Bond Enhancement Value" means as of any date the lesser of (a) $28,227,000 or (b) the sum of (i) (A) total Bond Enhanced Debt multiplied by (B) .01 (or one percent), divided by (ii) the Capitalization Rate.

"Borrowers" has the meaning set forth in the introductory paragraph hereof. Borrowers are jointly and severally liable with respect to the Obligations.

"Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the
London interbank market.

"Capital Reserve" means with respect to the Multifamily Properties (including Gables Bond Enhanced Properties) and Non-Multifamily Properties now or hereafter owned, or occupied under a Ground Lease, by Parent, any of the Subsidiaries or any other Loan Party, an annual capital replacement reserve in the amount equal to $200 multiplied by the aggregate number of apartment units within such Properties. Notwithstanding the foregoing, Capital Reserves will not apply to any such Multifamily Properties or Non-Multifamily Properties which are not also Completed Properties.

"Capitalization Rate" means 8.65%.

"Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

"Cash Equivalents" means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than two years from the date acquired; (b) certificates of deposit with maturities of not more than two years from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than two years from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

"Change of Control" means the occurrence of any of the following:

(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-three percent (33%) of the total voting power of the then outstanding voting stock of GBP;

(b) as of any date a majority of the Board of Trustees of GBP consists of individuals who were not either (i) directors of GBP as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Trustees of GBP of which a majority consisted of individuals described in clause (b) (i) above, or (iii) selected or nominated to become directors by the Board of Trustees of GBP of which a majority consisted of individuals described in clause (b) (i) above and individuals described in clause (b) (ii), above;

(c) GBP fails to directly own all of the Equity Interests of General Partner;

(d) General Partner fails to directly own an Equity Interest in Parent, shall fail to be the sole general partner of Parent, or shall fail to control the management and policies of Parent;

(e) GBP fails to own, directly or indirectly, at least fifty-five percent (55%) of the Equity Interests of Parent; or

(f) Subject to the terms of Section 7.12(c), Gables-TN shall fail to be a Wholly Owned Subsidiary of Parent and General Partner.

"Co-Documentation Agent" means JPMorgan Chase Bank and PNC Bank, National Association.

"Collateral Account" means a special non-interest bearing deposit account maintained by the Agent at the Principal Office and under its sole dominion and control.

"Commitment" means, as to each Lender, such Lender's obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Lender) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.4 and to participate in Swingline Loans pursuant to Section 2.2, to an amount up to, but not exceeding (but in the case of the Lender acting as the Issuing Lender excluding the aggregate amount of participations in the Letters of Credit held by other Lenders), the amount set forth for such Lender on its signature page hereto as such Lender's "Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.12, increased pursuant to Section 2.15, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

"Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

"Competitive Advance" means a Loan made to Borrowers by any Lender not determined by that Lender's Commitment Percentage pursuant to Section 2.3.

"Competitive Advance Note" means the promissory note made by Borrowers in favor of a Lender to evidence the Competitive Advances made by that Lender, substantially in the form of Exhibit B.

"Competitive Bid" means a written bid to provide a Competitive Advance substantially in the form of Exhibit C, signed by a Responsible Officer of a Lender and properly completed to provide all information required to be included therein.

"Competitive Bid Request" means a written request submitted by Borrowers to the Agent to provide a Competitive Bid, substantially in the form of Exhibit D signed by a Responsible Officer of Borrowers and properly completed to provide all information required to be included therein.

"Completed Property" means any Multifamily Property (or phase of a Multifamily Property) that constituted Construction-in-Process until the first to occur of (a) one (1) year following completion of such Multifamily Property (or phase thereof) as evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Multifamily Property or any phase thereof, and (b) the first day of the first fiscal quarter following the date on which such Multifamily Property (or phase thereof) is at least eighty percent (80%) occupied by tenants who are paying rent under executed leases.

"Compliance Certificate" has the meaning given that term in Section 8.3.

"Consolidated Income Available for Distribution" means, in any period of four (4) fiscal quarters, the sum of the following for such period, calculated on a consolidated basis for the Parent and its Subsidiaries: (i) EBITDA, less (ii) GAAP Interest Expense less (iii) letter of credit fees on Tax Exempt Bonds.

"Consolidated Indebtedness" means at any date the Indebtedness of the Parent, its Subsidiaries and the other Loan Parties (excluding Gables Bond Enhanced Debt), determined on a consolidated basis as of such date.

"Construction-in-Process" means at any time on a consolidated basis for a Person and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) on all properties that are under construction or with respect to which construction is reasonably anticipated to commence within twelve (12) months of the relevant determination. Construction-in-Process shall include, without limitation, land and other capitalizable costs with respect to which such Person is engaging in pre-development work or is in the development or construction permitting process. By way of clarification, Construction-in-Process shall include all such cash expenditures for land and improvements incurred by or on behalf of a Qualified Intermediary which is consolidated with any such Person in accordance with GAAP. In the event that all or a portion of the Construction-in-Process is held by a Qualified Intermediary and such Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then the Construction-in-Process held by such Qualified Intermediary shall be deemed to be zero ($0) during the pendency of such proceedings.

"Contingent Liabilities" as to any Person, but without duplication of any amount included or includable in items (a) through (h) of Indebtedness, as applied to any obligation, mean and include liabilities or obligations with respect to: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of any payment obligation in respect of any Indebtedness; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment of any part or all of any payment obligation in respect of any Indebtedness, whether by: (i) the purchase of securities or obligations primarily for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such Indebtedness to make any payment of or on account of any part or all of such Indebtedness, or assuring the owner of such Indebtedness against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such Indebtedness so as to enable the obligor to pay such Indebtedness, the primary purpose of which is to assure the payment of such Indebtedness to the holder thereof, or to protect such owner against loss in respect thereof, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation with respect to any Indebtedness or indemnifying or holding harmless, in any way, such Person against loss with respect to such Indebtedness; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement as and to the extent such liabilities or obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person with respect to any take-out commitment to the extent all conditions to such commitment have been satisfied or waived net of asset value (but not less than zero); (e) all obligations of such Person with respect to any forward equity commitment; (f) purchase obligations to the extent all conditions to such purchase have been satisfied or waived net of asset value (but not less than zero); and (f) Derivative Obligations (but excluding forward equity commitments, which are to be included in clause (e) above) as and to the extent such liabilities or obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP; and (h) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP. Notwithstanding anything to the contrary contained herein, Contingent Liabilities should not be deemed to include (x) guaranties of unadvanced funds under any indebtedness of any Person, including under any construction loans or lines of credit, to the extent the same amount have not been drawn, or (y) any amounts under (h) above, unless and until a claim for payment has been made thereunder, at which time any such guaranty of such performance and/or completion shall be deemed to be a Contingent Liability in an amount equal to such claim. In addition, an obligation to purchase property in the ordinary course of a Person's business (and not made primarily to assure the payment of, or to enable a Person to pay, Indebtedness), which includes the issuance of equity in such Person as consideration for such purchase (such as the issuance of units in an operating partnership) shall be only included within clause (f) above.

"Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

"Contribution Agreement" means the Contribution Agreement of even date herewith in substantially the form of Exhibit E to be executed by the Borrowers and the Guarantors.

"Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

"Credit Event" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

"Credit Rating" means the lowest rating assigned by a Rating Agency to each series of rated senior unsecured, non-credit enhanced long term indebtedness of the Parent (or if no such debt exists, its issuer credit rating for debt of such type). If, at any time after Parent obtains a Credit Rating, (a) the rating system of any of the Rating Agencies (as opposed to the rating of the Parent) shall change, or (b) any of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrowers and the Agent shall promptly negotiate in good faith to amend the reference to the specific ratings in this Agreement for the determination of the Pricing Level, and pending such amendment, the applicable rating in effect as of the date the event described in this paragraph occurred shall continue to apply.

"Debt Service" means, for any period, the sum of: (a) Interest Expense of the Parent, its Subsidiaries and the other Loan Parties determined on a consolidated basis for such period plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent, its Subsidiaries and the other Loan Parties during such period, other than any balloon, bullet or similar principal payment which repays or discharges such Indebtedness in full or, to the extent not pursuant to an amortization schedule which requires two or more periodic payments of principal, a significant part. Debt Service shall include the portion of rent payable by the Parent, any of its Subsidiaries or any other Loan Party during such period under Capitalized Lease Obligations that should be treated as principal under GAAP.

"Default" means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

"Defaulting Lender" has the meaning set forth in Section 3.11.

"Derivative Obligations" means all obligations of any Person under Interest Rate Agreements and all other obligations of such Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, forward equity transaction, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, forward transaction, collar transaction, currency swap, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

"Dollars" or "$" means the lawful currency of the United States of America.

"EBITDA" with respect to the Parent and its Subsidiaries (or any asset of Parent or such Subsidiary) for any period means (without duplication) an amount, determined on a consolidated basis, equal to the sum of (a) the net income (or loss) of such Persons (or attributable to such asset) for such period before their income (or loss) from Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates) and before minority interests plus (b) depreciation and amortization, interest expense, preferred dividends, federal and state income taxes, and any extraordinary or non-recurring losses (including impairment charges) deducted in calculating such net income, including losses from unusual items, asset dispositions, debt refinancings or debt forgiveness, minus (c) any extraordinary or non-recurring gains included in calculating such net income, including gains from unusual items, asset dispositions, debt refinancings or debt forgiveness, plus (d) non-cash expenses associated with stock compensation of such Persons deducted in calculating such net income, plus (e) Parent's pro rata share of EBITDA from its Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates), all as determined in accordance with GAAP.

"Effective Date" means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.

"Eligible Assignee" means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

"Eligible QI Cash and Cash Equivalents" means at any time the sum of (a) the proceeds from the sale of Properties by the Parent or a Subsidiary which are held by a Qualified Intermediary as cash or Cash Equivalents in a "qualified escrow account" within the meaning of the regulations issued pursuant to Section 1031 of the Internal Revenue Code as cash or Cash Equivalents pursuant to an exchange agreement intended for the purposes of implementing a tax deferred exchange transaction under Section 1031 of the Internal Revenue Code, minus (b) all costs, expenses and other obligations incurred by or owing to such Qualified Intermediary or any other Person which are to be paid from such qualified escrow account prior to or at the time of the disbursement of the proceeds from such qualified escrow account by the Qualified Intermediary. In the event (i) all or a portion of the cash or Cash Equivalents held by the Qualified Intermediary become subject to any Lien or (ii) the Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then with respect to clause (i) above, the value of the cash or Cash Equivalents subject to such Lien shall be reduced by the principal amount of such Lien, and with respect to clause (ii) above, the cash or Cash Equivalents held by such Qualified Intermediary shall be deemed to be zero ($0).

"Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. section 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. section 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq.; National Environmental Policy Act, 42 U.S.C. section 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

"Equity Interest" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security (other than a security constituting Indebtedness) convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

"Equity Issuance" means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

"ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

"ERISA Group" means the Parent, GBP, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, GBP or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

"Event of Default" means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

"Excluded Property" means any Property that is not located entirely in a state within the contiguous 48 states of the continental United States or the District of Columbia.

"Excluded Subsidiary" means any Subsidiary (a) (i) which has a legal structure and capitalization intended to make such entity a single purpose, "bankruptcy remote" entity; (ii) for which none of the Borrowers, GBP, any of their respective Subsidiaries (other than another Excluded Subsidiary) or any other Loan Party has any Contingent Liability or is otherwise liable with respect to any of the Indebtedness of such Subsidiary or has any direct obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions from non-recourse liability; and (iii) which is directly obligated for any Secured Indebtedness; or (b) which is not a Wholly Owned Subsidiary.

"Excluded Unconsolidated Affiliate" means any Unconsolidated Affiliate of Parent or its Subsidiaries which is required by GAAP to be accounted for by Parent by the cost method of accounting.

"Facility Fee" means the per annum percentage in the table set forth below corresponding to the Pricing Level at which the "Applicable Margin" is determined in accordance with the definition thereof:

Pricing Level	Applicable Facility Fee Percentage
Pricing Level 1	0.15%
Pricing Level 2A	0.20%
Pricing Level 2B	0.20%
Pricing Level 3	0.20%
Pricing Level 4	0.30%

Changes in the Facility Fee resulting from a change in a Pricing Level shall become effective as of the Performance Pricing Determination Date. As of the Agreement Date, the Facility Fee is determined based on Pricing Level 2B.

"Fair Market Value" means, with respect to (a) a security listed on a principal national securities exchange, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

"Fees" means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrowers to the Agent or any Lender hereunder or under any other Loan Document.

"Fixed Charges" means, for any period, the sum (without duplication) of (a) Debt Service for such period and (b) Preferred Dividends for such period. Fixed Charges shall include, without duplication, the Parent's and its Subsidiaries' pro rata share of Fixed Charges of its Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates).

"Floating Rate Debt" means all Indebtedness for borrowed money of the Parent, its Subsidiaries and the other Loan Parties which bears interest at fluctuating rates (and in any event shall include all Loans and other Indebtedness of the Borrowers under any of the Loan Documents) and for which the Parent, such Subsidiary or such other Loan Party has not obtained Interest Rate Agreements which Interest Rate Agreements effectively cause such variable rates to be equivalent to, or to be capped at, fixed rates.

"Fourth Amended Credit Agreement" has the meaning given that term in the recitals.

"GAAP" means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Agreement Date.

"GAAP Interest Expense" means with respect to the Parent, its Subsidiaries and the other Loan Parties for any period of time determined on a consolidated basis, the sum of (a) the Interest Expense of such Persons for such Period minus (b) capitalized interest not funded by a construction loan which is included in calculating such Interest Expense.

"Gables Bond Enhanced Debt" means as of any date the outstanding Indebtedness under the Gables Credit Enhanced Bonds.

"Gables Bond Enhanced Properties" mean the following Multifamily Properties of Parent or its Subsidiaries, with respect to each of which Issuing Lender has issued a Gables Bond Enhancement Letter of Credit to an institutional trustee as a credit enhancement for Tax Exempt Bonds of Parent or its Subsidiaries: the Arbor Crest Project, the Arbor Knoll Project, the Wood Arbor Project and the Wood Crossing Project.

"Gables Bond Enhancement Letter of Credit" means the irrevocable direct pay letter of credits described in Schedule 1.1(a) hereto in respect of obligations of Parent or a Subsidiary with respect to a Gables Bond Enhanced Property which is payable upon presentation of a sight draft and other documents described in such letters of credit, if any, as originally issued pursuant to this Agreement, or as amended, modified, extended, reviewed or supplemented.

"Gables Credit Enhanced Bonds" means the Tax Exempt Bonds that are credit enhanced by the Gables Bond Enhancement Letters of Credit.

"Gables GP, Inc." means Gables GP, Inc., a Texas corporation.

"Gables Group" means, taken as a whole, GBP, General Partner, the Borrowers, the other Loan Parties and the Subsidiaries.

"GBP" means Gables Residential Trust, a Maryland trust.

"General Partner" means Gables GP, Inc.

"Governing Documents" of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

"Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

"Gross Asset Value," on a consolidated basis for Parent, and its Subsidiaries, shall mean as of any date of determination the sum (without duplication) of the following:

(a) the sum of (i) the Adjusted EBITDA (excluding any EBITDA attributable to assets included within clauses (ii)-(viii) of this definition), as determined for the fiscal quarter just ended prior to the date of determination, divided by (ii) the Capitalization Rate; plus

    (ii) the GAAP book value of Properties which have been owned or leased pursuant to a Ground Lease by Parent or any Subsidiary for less than a fiscal quarter; plus
   (iii) the Bond Enhancement Value as of the date of determination; plus
   (iv) the GAAP book value of Unimproved Land, Notes Receivable and Investments in Excluded Unconsolidated Affiliates of Parent and its Subsidiaries; plus
   (v) the GAAP book value of Construction-in-Process of the Parent and its Subsidiaries for any Multifamily Property or Non-Multifamily Property that is not a      Completed Property; plus
   (vi) the aggregate amount of the unpledged portion of all unrestricted cash and Cash Equivalents of Parent and its Subsidiaries; plus
   (vii) the aggregate amount of Eligible QI Cash and Cash Equivalents of Parent and its Subsidiaries; plus
   (viii) the Parent and its Subsidiaries' pro rata share of the preceding items of any Unconsolidated Affiliate of the Parent or its Subsidiaries which Unconsolidated
Affiliate is not included under clause (iv) above (determined in a manner consistent with the foregoing).

Notwithstanding the foregoing, the amount included under clause (vii) above shall not at any time exceed ten percent (10%) of Gross Asset Value. Gross Asset Value shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

"Ground Lease" means collectively the Short-Term Ground Leases and the Long-Term Ground Leases.

"Guarantor" means GBP, General Partner and any other Person that is now or hereafter a party to the Guaranty as a "Guarantor".

"Guaranty" means the Guaranty Agreement of even date herewith in substantially the form of Exhibit F to be executed by the Guarantors as of the Agreement Date.

"Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "contaminant", "hazardous substances", "hazardous materials", "hazardous wastes", "pollutant", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TCLP" toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (but excluding such obligations to the extent of principal amounts reflected as restricted cash that are escrowed or maintained in a trust or escrow account or other fund with one or more trustees relating to Tax Exempt Bonds pursuant to the applicable indenture or other agreement pertaining to such obligations), (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) Capitalized Lease Obligations of such Person, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (f) all obligations with respect to Redeemable Preferred Stock of such Person, (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid or to be paid under a letter of credit or similar instrument, (h) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and (i) all Contingent Liabilities of such Person; provided, however, that to the extent such Person has liabilities with respect to (u) trade accounts payable arising in the ordinary course of business that are not outstanding more than thirty (30) days past the due date as provided in the invoice relating thereto, (v) dividends accrued but not paid by such Person, (w) retainage held by such Person for Construction-in-Process, (x) interest payable by such Person for credit on trade accounts payable in the ordinary course of business in good standing, (y) real estate property taxes payable by such Person, and (z) tenant security deposits held by such Person, then Indebtedness shall only include the amount by which (1) (A) the aggregate sum of the liabilities described in clauses (u), (v), (w), (x), (y) and (z) minus (B) the sum of (i) the amount held in escrow deposits with banks or other financial institutions or held by Parent as restricted cash in accordance with GAAP for payment of real estate property taxes included in clause (y) to the extent such taxes are not delinquent, plus (ii) the cash amount of tenant security deposits held by such Person in segregated accounts and reflected as restricted cash in accordance with GAAP together with interest thereon, in each case to the extent the corresponding assets for the items described in (u), (v), (w), (x), (y) and (z) are not included in Gross Asset Value, exceeds (2) $50,000,000.

"Intellectual Property" has the meaning given that term in Section 6.1(r).

"Interest Expense" means, with respect to the Parent, its Subsidiaries and the other Loan Parties for any period of time, (a) the interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period plus (b) recurring fees (such as recurring issuer, trustee and credit enhancement fees), whether paid or accrued, in connection with Tax Exempt Bonds or other credit enhanced Indebtedness of such Person for such period plus (c) such Persons' pro rata share of Interest Expense of its Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates). Interest Expense shall not include capitalized interest funded under a construction loan.

"Interest Period" means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7, 30, 60, 90, 180, 270 or 360 days thereafter, as the Borrowers may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period of 30, 60, 90, 180, 270 or 360 day's duration that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period shall end after the Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) Interest Periods of 270 and 360 days shall not be permitted for Revolving Loans.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into with a nationally recognized financial institution then having a Credit Rating of BBB-/Baa3 (or equivalent) or higher from both Rating Agencies for the purpose of protecting against fluctuations in interest rates.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Investment" means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Contingent Liabilities with respect to Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any binding option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Issuer" means the issuer of any Gables Credit Enhanced Bonds.

"Issuing Lender" means Wachovia Bank in its capacity as the Lender issuing the Letters of Credit and its successors and assigns.

"Joinder Agreement" means the joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to Section 7.12 by any additional Guarantor, substantially in the form of Exhibit G.

"Lead Arranger" means Wachovia Securities, Inc.

"L/C Commitment Amount" equals (a) $45,820,180 with respect to the Gables Bond Enhancement Letters of Credit, and (b) $10,000,000 with respect to Standby Letters of Credit.

"Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns. The Issuing Lender shall also be a Lender.

"Lending Office" means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

"Letter of Credit" means collectively the Gables Bond Enhancement Letters of Credit and the Standby Letters of Credit, and individually any one of them.

"Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

"Letter of Credit Liabilities" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.

"Leverage Ratio" means as of any date of determination the ratio (expressed as a percentage) of the Total Indebtedness to the Gross Asset Value.

"LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

"LIBOR Loans" means Loans bearing interest at a rate based on LIBOR.

"Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.

"Loan" means a Revolving Loan, a Swingline Loan or a Competitive Advance. Amounts drawn under a Letter of Credit shall also be considered Revolving Loans as provided in Section 2.4.

"Loan Document" means this Agreement, each Note, each Letter of Credit Document, the Guaranty, the Contribution Agreement, each Joinder Agreement, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

"Loan Party" means each of the Borrowers and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrowers as of the Agreement Date.

"Long-Term Ground Lease" means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of forty (40) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including ability to sublease (provided, however, that any right of first refusal, right of first offer, purchase right or other similar right retained by the lessor in such lease or any right to consent to a transferee or sublessee retained by the lessor in such Lease which may not be unreasonably withheld shall not be deemed to restrict such transferability); and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

"Material Adverse Effect" means a materially adverse change in or effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Gables Group, (b) the ability, taken as a whole, of the Borrowers and the other Loan Parties to perform their obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.

"Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrowers, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Material Subsidiary" means any Wholly Owned Subsidiary of Parent or GBP which either (a) has assets which constitute more than five percent (5%) of Gross Asset Value at the end of the most recent fiscal quarter of Parent, or (b) owns (or is the lessee under a Ground Lease of) an Unencumbered Asset included in determining the Unencumbered Asset Value.

"Maximum Competitive Advance" means, with respect to any Competitive Bid made by a Lender, the amount set forth therein as the maximum Competitive Advance which that Lender is willing to make in response to the related Competitive Bid Request.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

"Multifamily Property" means a residential rental apartment community. A Multifamily Property may include useable improvements attributable to uses other than multifamily rental apartment use provided that the extent of such improvements does not cause such property to be a Non-Multifamily Property. Multifamily Properties shall include the Gables Bond Enhanced Properties. Multifamily Properties shall exclude Non-Multifamily Properties.

"Negative Pledge" means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits, restricts or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or that limits the encumbrance of specific assets or pools or assets in combination with other assets or pools of assets, shall not constitute a Negative Pledge for purposes of this Agreement.

"Net Operating Income" means for each Unencumbered Asset, for any period of time, an amount equal to (i) the aggregate rental and other income from the operation of such Unencumbered Asset during such period; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Unencumbered Asset (including, without limitation, real estate taxes, insurance premiums, management fees, bad debt expenses and rent under ground leases) during such period or properly allocable to such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period and capital expenses for such period, all as determined in accordance with GAAP.

"Net Proceeds" means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

"Non-Multifamily Property" means any Property for which greater than twenty percent (20%) of the square footage of the useable improvements therein is attributable to uses other than multifamily rental apartment use.

"Nonrecourse Indebtedness" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions from non-recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided that the amount of any claims for liability with respect to any customary exceptions from non-recourse liability shall not be considered Nonrecourse Indebtedness.

"Note" means a Revolving Note, a Swingline Note or a Competitive Advance Note.

"Notes Payable" means, from time to time and at any time, those certain items included in the "Notes Payable" line item of the financial statements of Parent and its Subsidiaries as contemplated in Section 6.1(g) and Article VIII, as applicable.

"Notes Receivable" mean mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Parent or any Subsidiary in a Person (other than Parent or its Subsidiaries).

"Notice of Borrowing" means a notice in the form of Exhibit H to be delivered to the Agent pursuant to Section 2.1(b) evidencing the Borrowers' request for a borrowing of Revolving Loans.

"Notice of Continuation" means a notice in the form of Exhibit I to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrowers' request for the Continuation of a LIBOR Loan.

"Notice of Conversion" means a notice in the form of Exhibit J to be delivered to the Agent pursuant to Section 2.10 evidencing the Borrowers' request for the Conversion of a Loan from one Type to another Type.

"Notice of Swingline Borrowing" means a notice in the form of Exhibit K to be delivered to the Agent pursuant to Section 2.2 evidencing the Borrowers' request for a borrowing of Swingline Loans.

"Obligations" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrowers and the other Loan Parties owing to the Agent, the Swingline Lender, the Issuing Lender or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

"Official Statement" means any preliminary offering memorandum, offering memorandum, remarketing memorandum or similar document with respect to the offering, sale or remarketing of any Gables Credit Enhanced Bonds.

"Participant" has the meaning given that term in Section 12.5(c).

"PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

"Performance Pricing Determination Date" means each date on which the Credit Rating changes, and if the Applicable Margin is determined by reference to the Leverage Ratio, the first (1st) Business Day following the delivery by Borrowers to the Agent of the Compliance Certificate at the end of a fiscal quarter (or the first (1st) Business Day after such delivery was required, as applicable).

"Permitted Liens" means (a) Liens securing taxes, assessments, governmental charges or levies (excluding any Lien imposed pursuant to the provisions of ERISA) or claims for labor, material and supplies which are not at the time required to be paid or discharged under Section 7.6; (b) Liens on deposits or pledges made in connection with, or to secure payment of worker's compensation, unemployment insurance, old age pensions or other social security obligations, and deposits with utility companies and other similar deposits in the ordinary course of business; (c) encumbrances consisting of easements, rights of way, covenants, zoning and other land-use restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrowers or any Guarantor is a party or bound, and other minor non-monetary liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary course of business and which matters do not make title to such property unmarketable by the conveyancing standards in effect where such property is located; (d) restrictions or limitations on sale of the property established pursuant to the contribution or other acquisition agreements pursuant to which the applicable Borrower or Guarantor acquired such property; (e) Liens on Properties other than Unencumbered Assets in respect of judgments or awards the existence of which does not constitute a Default or Event of Default; (f) with respect to any Unencumbered Asset of Borrowers or Guarantors, any mortgage, deed of trust or deed to secure debt executed to secure Tax Exempt Bonds in favor of the relevant institutional trustee only (but not in favor of the Issuing Lender) with respect to the Gables Bond Enhanced Properties; and (g) with respect to any Unencumbered Asset of Borrowers or Guarantors, Liens and encumbrances expressly consented to in writing by the Agent.

"Person" means an individual, corporation, partnership, limited liability company, joint stock company, association, trust or unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Pledged Bonds" means any Gables Credit Enhanced Bonds that are purchased with the proceeds of a drawing under a Gables Bond Enhancement Letter of Credit and that are held by Issuing Lender or a Trustee or another Person for the benefit of the Agent or the Issuing Lender, whether as pledged bonds or otherwise, pursuant to the terms of the Bond Documents.

"Post-Default Rate" means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time.

"Preferred Dividends" means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by the Borrowers, a Subsidiary or any other Loan Party, plus all Stock Repurchases during such period of Preferred Stock issued by the Borrowers, a Subsidiary or any other Loan Party that are in the nature of a periodic regularly scheduled or mandatory purchase, put or similar repurchases, excluding in all events scheduled or mandatory redemptions or repurchases which relate to all of the applicable issuance and, to the extent not pursuant to a redemption or repurchase schedule which requires two or more periodic redemptions or repurchases, any significant part of the applicable issuance. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Redeemable Preferred Stock) payable to holders of such class of Equity Interests; (b) to the Borrowers or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

"Preferred Stock" means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or other payments or distribution of assets over the holder of any other Equity Interest.

"Pricing Level" means one of the following five pricing levels, as applicable, based on the higher of the Credit Ratings by S&P and Moody's and the Leverage Ratio as provided herein, provided, that during any period that the Parent has no Credit Rating, Pricing Level 4 would be the applicable Pricing Level:

"Pricing Level 1" means the Pricing Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody's;

"Pricing Level 2A" means the Pricing Level which would be applicable for so long as (a) the Credit Rating is equal to BBB by S&P or Baa2 by Moody's, (b) the Leverage Ratio is less than or equal to 55%, and (c) Pricing Level 1 is not applicable;

"Pricing Level 2B" means the Pricing Level which would be applicable for so long as (a) the Credit Rating is equal to BBB by S&P or Baa2 by Moody's, (b) the Leverage Ratio is greater than 55%, and (c) Pricing Levels 1 and 2A are not applicable;

"Pricing Level 3" means the Pricing Level which would be applicable for so long as (a) the Credit Rating is equal to BBB- by S&P or Baa3 by Moody's and (b) Pricing Levels 1, 2A and 2B are not applicable; and

"Pricing Level 4" means the Pricing Level which would be applicable for so long as (a) the Credit Rating is less than BBB- by S&P or Baa3 by Moody's or the Parent has no Credit Rating from either S&P or Moody's, and (b) Pricing Levels 1, 2A, 2B and 3 are not applicable.

If the Parent shall only obtain a Credit Rating from one of the Rating Agencies, the Borrowers shall be entitled to the benefit of the applicable Pricing Level based on the Credit Rating issued by such Rating Agency.

"Prime Rate" means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

"Principal Office" means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

"Property" means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a Ground Lease by a Borrower, GBP or any of their respective Subsidiaries or Unconsolidated Affiliates.

"Qualified Intermediary" means any Person serving as a "qualified intermediary" and/or "exchange accommodation title holder" for purposes of a sale or exchange pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue Code.

"Rating Agencies" means S&P and Moody's.

"Redeemable Preferred Stock" of any Person means any Preferred Stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable for cash (by sinking fund or similar payments or otherwise) or (ii) redeemable for cash at the option of the holder thereof.

"Register" has the meaning given that term in Section 12.5(e).

"Regular Drawing" means any drawing on a Gables Bond Enhancement Letter of Credit that is automatically reinstated or is subject to reinstatement upon the earlier of the passage of time or repayment of such drawing, including without limitation any "Scheduled Payment Drawing" under the Gables Bond Enhancement Letter of Credit for the Gables Bond Enhanced Property commonly known as the Wood Crossing Project, or any "B Drawing" or "C Drawing" under the Gables Bond Enhancement Letters of Credit for the Gables Bond Enhanced Properties commonly known as the Arbor Crest Project, the Arbor Knoll Project and the Wood Arbor Project.

"Regulatory Change" means, with respect to any Lender, any change in Applicable Law effective after the Agreement Date (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

"Reimbursement Obligation" means the absolute, unconditional and irrevocable obligation of the Borrowers to reimburse the Issuing Lender for any drawing honored by the Issuing Lender under a Letter of Credit, but only as and to the extent that such Reimbursement Obligation has not been repaid by a Revolving Loan in accordance with Section 2.4.

"REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

"Remarketing Drawing" means any drawing that is subject to reinstatement upon the remarketing of Gables Credit Enhanced Bonds or a repayment of drawing with respect to the purchase of such Gables Credit Enhanced Bonds, including without limitation a "Flexible Rate Drawing," a "Company Directed Drawing," a "Conversion Drawing" or an "Optional Tender Drawing" with respect to the Gables Bond Enhancement Letter of Credit for the Gables Bond Enhanced Property commonly known as the Wood Crossing Project, or a "D Drawing" under the Gables Bond Enhancement Letters of Credit for the Gables Bond Enhanced Properties commonly known as the Arbor Crest Project, the Arbor Knoll Project and the Wood Arbor Project.

"Requisite Lenders" means, as of any date, Lenders whose aggregate Commitment Percentage equals or exceeds 66-2/3% (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or if the Commitments are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount of the Loans and participations in Letters of Credit (excluding Defaulting Lenders who, accordingly, are not entitled to vote).

"Responsible Officer" means (a) with respect to the General Partner (acting as a signatory for either Borrower), the General Partner's President, chief financial officer, chief accounting officer or any other senior officer, (b) with respect to any other Loan Party, such Loan Party's chief executive officer, chief financial officer, or any other senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender. A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.

"Restricted Payment" means any dividend or other distribution, direct or indirect, on account of any Equity Interest of GBP, General Partner, a Borrower or any of the Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class.

"Revolving Loan" means a loan made by a Lender to the Borrowers pursuant to Section 2.1(a).

"Revolving Note" has the meaning given that term in Section 2.11(a).

"Secured Indebtedness" means as of any date the Total Indebtedness of Parent, its Subsidiaries and the other Loan Parties outstanding and that is secured in any manner by any Lien (other than a Permitted Lien), but excluding any Gables Bond Enhanced Debt. Secured Indebtedness includes, without double-counting, Secured Recourse Indebtedness.

"Secured Recourse Indebtedness" means as of any date any Secured Indebtedness that is recourse to a Borrower.

"Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

"Short-Term Ground Lease" means any ground lease which either (i) is not a Long-Term Ground Lease or (ii) has a Qualified Intermediary as the lessor.

"Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

"S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

"Standby Letter of Credit" means an irrevocable standby letter of credit in respect of obligations of the Parent or a Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken in the ordinary course of such Person's business which is payable upon presentation of a sight draft and other documents described in the Standby Letter of Credit, if any, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented.

"Stated Amount" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased, reinstated or reduced from time to time in accordance with the terms of such Letter of Credit.

"Stock Repurchases" means (a) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of GBP, General Partner, a Borrower or any of the Subsidiaries now or hereafter outstanding; and (b) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of GBP, General Partner, a Borrower or any of the Subsidiaries now or hereafter outstanding.

"Subsidiary" means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

"Swingline Commitment" means the Swingline Lender's obligation to make Swingline Loans pursuant to Section 2.2 in an amount up to, but not exceeding, $25,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

"Swingline Lender" means Wachovia Bank, together with its successors and assigns.

"Swingline Loan" means a loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2(a).

"Swingline Note" means the promissory note of the Borrowers payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit L.

"Syndication Agent" means AmSouth Bank.

"Tangible Net Worth" means, as of any given time: (a) the Gross Asset Value less (b) the Total Indebtedness.

"Tax Exempt Bonds" mean tax exempt revenue bonds or similar instruments issued by a Governmental Authority on behalf of Parent, GBP, any Subsidiary, or any of Parent's, GBP's or the Subsidiaries' Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates) to finance Multifamily Properties of such Person.

"Taxes" has the meaning given that term in Section 3.12.

"Termination Date" means May 14, 2005.

"Titled Agent" means any of the Lead Arranger, the Co-Documentation Agent, Syndication Agent and their respective successors and permitted assigns.

"Total Commitment" means, as of any date, the sum of the then current Commitments of the Lenders. As of the Effective Date, the Total Commitment (including the Swingline Commitment) is $252,000,000. After the Effective Date, the aggregate amount of the Total Commitment may be increased to an amount not exceeding $300,000,000, provided that such increase is in accordance with the provisions of Section 2.15.

"Total Indebtedness" means, as of a given date, the sum of (a) the Consolidated Indebtedness plus (b) the Parent's, GBP's and the Subsidiaries' pro rata share of Indebtedness of their Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates).

"TRS" means a Subsidiary of the Parent or GBP that is a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Internal Revenue Code.

"Trustee," with respect to any Gables Credit Enhanced Bonds, has the meaning set forth in the applicable Bond Documents.

"Type" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

"Unconsolidated Affiliate" means, with respect to any Person, any other Person which is not a Subsidiary of such Person.

"Unencumbered Adjusted Net Operating Income" means as of any date the sum of (a)(i) the aggregate amount of the Net Operating Income from the Unencumbered Assets for the most recently ended fiscal quarter of Parent multiplied by (ii) four (4), less (b) the Capital Reserve for the Unencumbered Assets.

"Unencumbered Asset Certificate" has the meaning given that term in Section 8.3.

"Unencumbered Asset Value" means, as of any date, the sum (without duplication) of:

     (a) the sum of (i) Unencumbered Adjusted Net Operating Income as determined for the most recent fiscal quarter of Parent most recently ended divided by (ii) the Capitalization Rate;

     (b) the GAAP book value of any Unencumbered Asset which has been owned (or leased pursuant to a Ground Lease) for less than a fiscal quarter;

     (c) the amount of Construction-in-Process by the Borrowers and Guarantors included in Unencumbered Assets with respect to a Multifamily Property that is not a Completed Property;

     (d) the development cost determined in accordance with GAAP as of such date of Construction-in-Process with respect to a Multifamily Property that is not a Completed Property leased by a Borrower or a Guarantor from a Qualified Intermediary pursuant to a Ground Lease provided such Multifamily Property is a "replacement property" for other Property of such Borrower or Guarantor to effectuate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code; provided that the aggregate amount under this clause (d) and clause (e) below shall not exceed 10% of the combined Unencumbered Asset Value; and

     (e) Eligible QI Cash and Cash Equivalents of a Borrower or a Guarantor as of such date, provided however, the aggregate amount associated with this clause (e) and clause (d) above shall not exceed 10% of the combined Unencumbered Asset Value.

Unencumbered Asset Value shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

"Unencumbered Assets" means every Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process with respect to a Multifamily Property that satisfies all of the following requirements:

     (a) such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process is (i) owned in fee simple solely by a Borrower or a Guarantor, or (ii) leased solely by a Borrower or a Guarantor pursuant to a Ground Lease;

     (b) unless such property constitutes Construction-in-Process that is not a Completed Property, such Multifamily Property or Gables Bond Enhancement Property is a fully constructed Property for which valid certificates of occupancy have been issued that are in full force and which property is in service;

     (c) neither such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process, nor any interest of such Borrower or such Guarantor therein, is subject to any Lien (other than Permitted Liens) or to any Negative Pledge;

     (d) if such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process is owned or leased by a Guarantor or Gables-TN, (i) none of any Borrower's or Guarantor's direct or indirect ownership interest in such Guarantor or Gables-TN is subject to any Lien (other than Permitted Liens) or to any Negative Pledge, and (ii) such Guarantor or Gables-TN has not directly or indirectly guarantied or assumed liability for any Indebtedness of any other Person (except only pursuant to the Loan Documents);

     (e) such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process is free of all structural defects, damage by fire or other casualty or subject to any condemnation or other taking (unless the damage therefrom has been fully repaired), title defects, environmental conditions or other adverse matters which, collectively, materially impair the value of such property as reasonably determined by Agent, except with respect to any environmental conditions to the extent that a credit-worthy third party has provided an indemnification on reasonable terms and such Person is reasonably likely to honor such indemnification, all as reasonably determined by the Agent, in respect of any and all costs associated with such environmental conditions;

     (f) if such Property constitutes Construction-in-Process and construction of above-ground improvements has commenced, such construction has not been terminated, suspended or otherwise interrupted for more than 120 consecutive days (unless such delay is a result of force majeure);

     (g) such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process is not an Excluded Property; and

     (h) such Multifamily Property, Gables Bond Enhancement Property or Construction-in-Process has been designated by the Borrowers as an "Unencumbered
Asset" on Schedule 6.1(w) or on an Unencumbered Asset Certificate delivered by the Borrowers to the Agent pursuant to Section 8.3.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"Unimproved Land" means any land of the Parent, its Subsidiaries or the other Loan Parties, or in which the Parent, any of its Subsidiaries or another Loan Party has an interest (either directly or indirectly, through an Unconsolidated Affiliate or otherwise) with respect to which the commencement of grading, construction of improvements or infrastructure has not yet commenced and for which no such construction is planned to commence within twelve (12) months of the date of determination.

"Unsecured Indebtedness" means Total Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness and any Contingent Liabilities with respect thereto outstanding at any time which is not secured by a Lien, other than any Permitted Liens.

"Unsecured Interest Expense" means, for a given period, Interest Expense for such period with respect to Unsecured Indebtedness.

"Wachovia Bank" means Wachovia Bank, National Association and its successors.

"Wholly Owned Subsidiary" means any Subsidiary of Parent or GBP in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned by Parent, GBP, General Partner or any other member of the Gables Group.

Section 1.2 General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

ARTICLE  II. CREDIT FACILITY

Section 2.1 Revolving Loans.

(a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender's Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrowers may borrow, repay and reborrow Revolving Loans hereunder.

(b) Requesting Revolving Loans. The Borrowers shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent (i) before 11:00 a.m. in the case of LIBOR Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) before 10:00 a.m. in the case of Base Rate Loans, on the day of the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrowers pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrowers.

(c) Disbursements of Revolving Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrowers in Dollars, in immediately available funds, no later than 2:00 p.m. on the date and at the account specified by the Borrowers in such Notice of Borrowing.

Section 2.2 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrowers shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrowers shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 11:00 a.m. on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrowers pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrowers in Dollars, in immediately available funds, at the account specified by the Borrowers in the Notice of Swingline Borrowing not later than 2:00 p.m. on such date.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to either (i) the Adjusted Eurodollar Rate for an Interest Period of 7 days plus the Applicable Margin for LIBOR Loans, or (ii) the Base Rate plus the Applicable Margin for Base Rate Loans, as specified in the Notice of Swingline Borrowing. Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5 with respect to interest on Base Rate Loans or LIBOR Loans, as applicable (except as the Swingline Lender and the Borrowers may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrowers. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrowers may agree) and in connection with any such prepayment, the Borrowers must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrowers agree to repay each Swingline Loan within five (5) Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Termination Date (or such earlier date as the Swingline Lender and the Borrowers may agree in writing). In the event that the Agent has not either (x) received a Notice of Borrowing or a Competitive Bid Request indicating that such Swingline Loan is to be repaid with the proceeds thereof within five (5) Business Days of the date such Swingline Loan was made or (y) received notice from the Borrowers that they intend to repay such Swingline Loan within five (5) Business Days of the date such Swingline Loan was made and, in the case of this clause (y) only, such Swingline Loan is not repaid by 11:30 a.m. on such date, the Swingline Lender may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), request a borrowing of Revolving Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing, and the Agent shall promptly give notice to the Lenders of any such borrowing of Base Rate Loans. No later than 2:00 p.m. on such date, each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any of the Events of Default described in Sections 10.1(f) or 10.1(g), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 5.2 are then satisfied, whether or not the Borrowers have submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender's demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender's obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1(f) or 10.1(g)) or the termination of any Lender's Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrowers or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Upon the receipt by Swingline Lender of any payment in respect of any Swingline Loan, Swingline Lender shall promptly pay to each Lender that has acquired and funded a participation therein under this Section 2.2(e) such Lender's Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

Section 2.3 Competitive Advances.

(a) For so long as the Parent maintains a Credit Rating of BBB- or better from S&P or Baa3 or better from Moody's, subject to the terms and conditions hereof, at any time and from time to time from the Effective Date to but excluding the Termination Date, and provided that no Default or Event of Default shall have occurred and be continuing, Borrowers may request and each Lender may in its sole and absolute discretion make Competitive Advances to Borrowers in such principal amounts as Borrowers may request pursuant to a Competitive Bid Request that do not result in (i) the aggregate principal amount outstanding under the Competitive Advance Notes (after giving effect to all amounts requested thereunder) being in excess of an amount equal to 50% of the aggregate amount of the Commitments, and (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Liabilities being in excess of the aggregate amount of the Commitments.

(b) Borrowers shall request Competitive Advances by submitting a duly completed Competitive Bid Request to the Agent, which Competitive Bid Request shall specify the relevant date, amount and maturity for the proposed Competitive Advance. Each request shall be for an advance on the basis of a margin over the Adjusted Eurodollar Rate and shall have a maturity date equal to one of the Interest Periods (subject to the limitations therein.) In the event that the Borrowers shall have submitted two (2) Competitive Bid Requests in any calendar month, any additional Competitive Bid Requests during such month shall be accompanied by payment of a nonrefundable $2500 competitive bid request fee for the account of the Agent. Any Competitive Advance shall be a LIBOR Loan. The proposed funding date shall be a Business Day. The Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid Request purportedly made by a Responsible Officer of Borrowers, which hereby agree to indemnify the Agent from any loss, cost, expense or liability as a result of so acting. The Competitive Bid Request must be received by the Agent not later than 10:00 a.m. on a Business Day that is at least four (4) Business Days prior to the date of the proposed Competitive Advance.

(c) Each Competitive Bid Request must be made for a Competitive Advance of at least $3,000,000 and shall be in an integral multiple of $1,000,000.

(d) No Competitive Bid Request shall be made for a Competitive Advance with a maturity of less than 7 days or more than 360 days, or with a maturity date subsequent to the Termination Date. The Borrowers may request offers to make Competitive Advances for up to six (6) Interest Periods in a single Competitive Bid Request.

(e) The Agent shall, promptly after receipt of a Competitive Bid Request, provide the Lenders a copy thereof by telecopier. Any Lender may, by written notice to the Agent, advise the Agent that it elects not to be so notified of Competitive Bid Requests, in which case the Agent shall not notify such Lender of the Competitive Bid Request.

(f) Each Lender receiving a Competitive Bid Request may, in its sole and absolute discretion, make or not make a Competitive Bid responsive to the Competitive Bid Request. A Lender shall have no obligation to make a Competitive Bid. Each Competitive Bid shall be submitted so as to be received by the Agent not later than 10:00 a.m. (or, in the case of the Lender acting as Agent, not later than 9:00 a.m.) on the date which is three (3) Business Days prior to the requested Competitive Advance. Any Competitive Bid received by the Agent after 10:00 a.m. (or 9:00 a.m. in the case of the Lender acting as Agent) on such date shall be disregarded for purposes of this Agreement. The Agent shall incur no liability whatsoever hereunder in acting upon any Competitive Bid purportedly made by a Responsible Officer of a Lender, each of which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting with respect to that Lender.

(g) Each Competitive Bid shall specify the margin over the Adjusted Eurodollar Rate for the offered Maximum Competitive Advance set forth in the Competitive Bid. The Maximum Competitive Advance offered by a Lender in a Competitive Bid shall not exceed the Competitive Advance requested and may be less than the Competitive Advance requested by Borrowers in the Competitive Bid Request, but shall be an integral multiple of $1,000,000. Any Competitive Bid which offers an interest rate other than a margin over the Adjusted Eurodollar Rate, is in a form other than as set forth in Exhibit C or which otherwise contains any term, condition, qualification or provision not contained in the Competitive Bid Request (including without limitation a requirement of a minimum advance) or is received after the time set forth in this Section 2.3(g) shall be disregarded for purposes of this Agreement. A Competitive Bid once submitted to the Agent shall, subject to the terms of Section 4.3 and Article V, be irrevocable until 12:00 noon on the date which is two (2) Business Days prior to the requested Competitive Advance set forth in the related Competitive Bid Request, and shall expire by its terms at such time unless accepted by Borrowers on or prior thereto.

(h) Promptly after 10:00 a.m. on the date which is three (3) Business Days prior to the date of the proposed Competitive Advance, the Agent shall notify Borrowers of the names of the Lenders providing Competitive Bids to the Agent at or before 10:00 a.m. on that date (or 9:00 a.m. in the case of the Lender acting as Agent) and satisfying the conditions of this Section 2.3 and the Maximum Competitive Advance and margin over the Adjusted Eurodollar Rate set forth by each such Lender in its Competitive Bid.

(i) Borrowers may, in their sole and absolute discretion, reject any or all of the Competitive Bids. If Borrowers accept any Competitive Bid, by telephone or in writing (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrowers), the following shall apply: (i) Borrowers must accept all Competitive Bids at all lower margins over the Adjusted Eurodollar Rate before accepting any portion of a Competitive Bid at a higher margin over the Adjusted Eurodollar Rate, (ii) if two or more Lenders have submitted a Competitive Bid at the same margin, then Borrowers must accept either all of such Competitive Bids or accept such Competitive Bids in the same proportion as the Maximum Competitive Advance of each Lender bears to the aggregate Maximum Competitive Advances of all such Lenders, (iii) Borrowers may not accept Competitive Bids for an aggregate amount in excess of the requested Competitive Advance set forth in the Competitive Bid Request, and (iv) the aggregate principal amount of the Competitive Bids accepted must be at least $3,000,000 and shall be in an integral multiple of $1,000,000. Acceptance by Borrowers of a Competitive Bid must be made prior to 12:00 noon on the date which is two (2) Business Days prior to the requested Competitive Advance. Acceptance of a Competitive Bid by Borrowers shall be accomplished by telephonic or written notification thereof to the Agent (provided that any acceptance by telephone shall be confirmed promptly by hand delivery or telecopy of such acceptance signed by Borrowers) and shall be irrevocable upon such notification. The Agent shall promptly notify each of the Lenders whose Competitive Bid has been accepted by Borrowers by telephone, which notification shall promptly be confirmed in writing delivered in person or by telecopier to such Lenders. Any Competitive Bid not accepted or rejected by Borrowers by 12:00 noon, on the date which is two (2) Business Days prior to the proposed Competitive Advance, shall be deemed rejected.

(j) In the case of a Competitive Bid, the Agent shall determine the Adjusted Eurodollar Rate on the date which is two (2) Business Days prior to the date of the proposed Competitive Advance, and shall promptly thereafter notify Borrowers and the Lenders whose Competitive Bids were accepted by Borrowers of such Adjusted Eurodollar Rate.

(k) A Lender whose Competitive Bid has been accepted by Borrowers shall make the Competitive Advance in accordance with the Competitive Bid Request and with its Competitive Bid, subject to the applicable conditions set forth in this Agreement, by making funds immediately available to the Agent at the Principal Office in the amount of such Competitive Advance not later than 1:00 p.m. on the date set forth in the Competitive Bid Request. The Agent shall then promptly make available to the Borrowers the aggregate amount of the Competitive Advances made available to the Agent by crediting such amount in immediately available funds to the account of the Borrowers on the books of such office of Agent.

(l) The Agent shall notify Borrowers and the Lenders promptly after any Competitive Advance is made of the amounts and maturity of such Competitive Advances, the identity of the Lenders making such Competitive Advances, and the margin over the Adjusted Eurodollar Rate for such Competitive Advances.

(m) The Competitive Advances made by a Lender shall be evidenced by that Lender's Competitive Advance Note.

(n) Each Competitive Advance shall be subject to all of the provisions of this Agreement generally, provided, however, that a Competitive Advance shall not reduce a Lender's Commitment or a Lender's obligation to fund its Commitment Percentage of any Revolving Loan or to participate in Swingline Loans or Letters of Credit. If the Borrowers prepay any Competitive Advance prior to the end of the applicable Interest Period, the Borrowers shall pay all amounts due under
Section 4.4.

(o) The principal amount of any "Money Market Loans" (as defined in the Fourth Amended Credit Agreement) outstanding as of the date hereof shall continue as Competitive Advances under this Agreement for the balance of the term and at such rate as exists under the Fourth Amended Credit Agreement.

Section 2.4 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Lender, on behalf of the Lenders, agrees to issue for the account of the Borrowers during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more Standby Letters of Credit up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount with respect thereto. Issuing Lender has issued the Gables Bond Enhancement Letters of Credit described on Schedule 1.1(a) hereto. Such Gables Bond Enhancement Letters of Credit shall remain in place as of the date of this Agreement and be deemed to be a Gables Bond Enhancement Letter of Credit under this Agreement for all purposes. Issuing Lender shall not be required to issue any additional Gables Bond Enhancement Letters of Credit (provided the foregoing shall not prohibit any extension or modification of any of the existing Gables Bond Enhancement Letters of Credit). In the event that any of the Gables Bond Enhancement Letters of Credit shall not be outstanding, the Borrowers may use such unutilized portion of the Commitment for Loans or Standby Letters of Credit subject to the terms of this Agreement.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Lender and the Borrowers. Notwithstanding the foregoing, in no event may the expiration date (i) of any Standby Letter of Credit extend beyond the earlier of (A) the date that is one (1) year from its date of issuance or (B) the date that is five (5) days prior to the Termination Date, or (ii) of any Gables Bond Enhancement Letter of Credit extend beyond five (5) days prior to the Termination Date.

(c) Requests for Issuance of Standby Letters of Credit. The Borrowers shall give the Issuing Lender written notice (or telephonic notice promptly confirmed in writing) at least five (5) Business Days prior to the requested date of issuance of a Standby Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Standby Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Standby Letter of Credit, and in any event shall set forth with respect to such Standby Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date. The Borrowers shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Issuing Lender. Provided the Borrowers have given the notice prescribed by the first sentence of this subsection and subject to Section 2.14 and the other terms and conditions of this Agreement, including, without limitation, the satisfaction of any applicable conditions precedent set forth in Article V, the Issuing Lender shall issue the requested Standby Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary and will notify each Lender of the issuance of such Standby Letter of Credit within a reasonable time after the issuance thereof. The Issuing Lender shall deliver to the Borrowers a copy of each issued Standby Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Issuing Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit (but subject to the terms of Section 2.4(l)), the Issuing Lender shall promptly notify the Borrowers and the Agent of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand; provided, however, the Issuing Lender's failure to give, or delay in giving, such notice shall not discharge the Borrowers in any respect from the applicable Reimbursement Obligation. The Borrowers hereby unconditionally and irrevocably agree to pay and reimburse the Agent for the account of the Issuing Lender for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Lender of any payment in respect of any Reimbursement Obligation, the Issuing Lender shall promptly pay to each Lender that has acquired and funded a participation therein under the second sentence of Section 2.4(i) such Lender's Commitment Percentage of such payment; provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in Section 2.4(d), the Borrowers shall advise the Agent and the Issuing Lender whether or not the Borrowers intend to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment. If the Borrowers fail to so advise the Agent and the Issuing Lender, or if the Borrowers fail to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Loans, the Borrowers shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice (which shall be no later than 12:00 p.m.) of the amount of the Revolving Loan to be made available to the Agent for the account of the Issuing Lender not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of Section 2.4(j) shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection. This subsection shall be subject to the terms of Section 2.4(l) with respect to the reimbursement of an advance pursuant to a Gables Bond Enhancement Letter of Credit.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Lender's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Lender shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent, the Issuing Lender nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the Issuing Lender or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent's, the Issuing Lender's or any Lender's rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent, the Issuing Lender or any Lender any liability to the Borrowers or any Lender. In this connection, the obligation of the Borrowers to reimburse the Issuing Lender for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against the Agent, any Lender, the Issuing Lender, any beneficiary or transferee of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrowers, any beneficiary or transferee of a Letter of Credit, the Agent, the Issuing Lender, any Lender or any other Person; (E) any draft, certificate, demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary or transferee of a Letter of Credit or any other Person of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Lender under any Letter of Credit against presentation of a draft, certificate, demand, statement or other document which does not comply with the terms of such Letter of Credit; (H) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (I) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (J) the legality, validity, form, regularity or enforceability of the Letter of Credit; (K) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender's good faith judgment, such payment is determined to be appropriate); (L) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (M) the occurrence of any Default or Event of Default; and (N) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrowers' Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrowers' unconditional obligation to reimburse the Issuing Lender for any drawing made under a Letter of Credit as provided in this Section, (i) the Issuing Lender shall be and remain liable for matters arising solely from its gross negligence and willful misconduct as actually and finally determined by a court of competent jurisdiction, and (ii) the Borrowers shall have no obligation to indemnify the Agent, the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender in respect of a Letter of Credit as actually and finally determined by a court of competent jurisdiction. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrowers may have with respect to the Issuing Lender's gross negligence or willful misconduct with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by the Issuing Lender of any extension, amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Lender), and no such extension, amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such extended, amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such extension, amendment, supplement or other modification, the Borrowers shall pay the Fees, if any, payable under Section 3.6(b).

(i) Lenders' Participation in Letters of Credit. Immediately upon the issuance by the Issuing Lender of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of the liability of the Issuing Lender with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, such Lender's Commitment Percentage of the Issuing Lender's liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent for the account of the Issuing Lender in respect of any Letter of Credit pursuant to Section 2.4(j), such Lender shall, automatically and without any further action on the part of the Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrowers in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrowers in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Lender pursuant to Section 3.6(b)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent for the account of the Issuing Lender on demand in immediately available funds in Dollars the amount of such Lender's Commitment Percentage of each drawing paid by the Issuing Lender under each Letter of Credit to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.4(d) or Section 2.4(l). Each such Lender's obligation to make such payments to the Agent for the account of the Issuing Lender under this subsection, and the Issuing Lender's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrowers or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(f) or 10.1(g), or (iv) the termination of the Commitments. Each such payment to the Agent for the account of the Issuing Lender shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Upon the request of any Lender from time to time, the Issuing Lender shall deliver to such Lender information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection and in Section 2.4(c), the Issuing Lender shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Lender to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4(j).

(l) Reimbursement of Drawings under the Gables Bond Enhancement Letters of Credit; Reinstatement. Notwithstanding anything in this Agreement to the contrary, the Issuing Lender shall be reimbursed by the Borrowers in the amount of the Reimbursement Obligation for any Regular Drawing on or prior to the date on which such payment is to be made by the Issuing Lender under the applicable Gables Bond Enhancement Letter of Credit (which reimbursement shall be made without any borrowing under this Agreement). If the Issuing Lender is not so reimbursed in the amount of the Reimbursement Obligation for any Regular Drawing on or prior to the date on which such payment is to be made by the Issuing Lender, then, without notice to or consent of the Borrowers, (i) the Issuing Lender may notify the applicable Trustee within the period provided in the applicable Gables Bond Enhancement Letter of Credit or the applicable Bond Documents that the Issuing Lender has not been reimbursed the Reimbursement Obligation with respect to such Gables Bond Enhancement Letter of Credit or that an Event of Default has occurred and that such amount shall not be reinstated, and (ii) the Issuing Lender shall be reimbursed for such amount as provided in Section 2.4(e) or Section 2.4(j), as applicable. The Issuing Lender may also notify the applicable Trustee in the event that an Event of Default occurs. With respect to any Remarketing Drawing only, such amount will be reinstated only upon receipt by the applicable Trustee of notice from the Issuing Lender that the Reimbursement Obligation with respect to such Remarketing Drawing has been repaid other than as a result of a borrowing under this Agreement. Drawings on a Gables Bond Enhancement Letter of Credit other than a Regular Drawing or a Remarketing Drawing may be reimbursed through the obtaining of a Loan as provided in this Section 2.4. The Issuing Lender is authorized to provide notices to the Trustee as provided in the Gables Bond Enhancement Letters of Credit and the Bond Documents.

(m) Pledged Bonds. Any Pledged Bonds shall be for the benefit of the Issuing Lender and each other Lender that has acquired a participation in such Gables Bond Enhancement Letter of Credit as provided in this Agreement.

Section 2.5 Rates and Payment of Interest on Loans.

(a) Rates. The Borrowers promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

     (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin (utilizing the applicable "Base Rate Margin" as identified in the definition of Applicable Margin, it being acknowledged that the Applicable Margin is a negative number, the addition of which will result in an interest rate applicable to Base Rate Loans which is lower than the corresponding Base Rate);

     (ii) during such periods as such Loan (other than a Competitive Advance) is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin (utilizing the applicable "LIBOR Margin" as identified in the definition of Applicable Margin); and

     (iii) with respect to each Competitive Advance, at the margin over the Adjusted Eurodollar Rate determined pursuant to Section 2.3.
Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrowers shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan on the first day of each calendar month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (provided, however, if any Interest Period for a LIBOR Loan exceeds ninety (90) days, interest shall also be payable with respect to such Loans on the last Business Day of each March, June, September and December, as applicable), and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

Section 2.6 Number of Interest Periods.

There may be no more than six (6) different Interest Periods for LIBOR Loans (excluding Competitive Advances) outstanding at the same time.

Section 2.7 Repayment of Loans.

The Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Termination Date.

Section 2.8 Prepayments.

(a) Optional. Subject to Section 3.5 and Section 4.4, the Borrowers may prepay any Loan and terminate any Gables Bond Enhancement Letter of Credit at any time without premium or penalty. The Borrowers shall give the Agent at least one (1) Business Day's prior written notice of the prepayment of any Revolving Loan.

(b) Mandatory. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances, exceeds the amount of the Total Commitment in effect at such time, the Borrowers shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied by the Agent to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited by the Agent into the Collateral Account for application to any Reimbursement Obligations. If the Borrowers are required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrowers shall pay all amounts due under Section 4.4. Notwithstanding the foregoing, the Borrowers shall have the right, and may designate, which Loans are to be repaid or prepaid and in what order (e.g., Base Rate Loans first, then LIBOR Loans, then Competitive Advances).

Section 2.9 Continuation.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may on any Business Day, with respect to any Revolving Loan that is a LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrowers' giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of any such Continuation. Such notice by the Borrowers of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrowers shall fail to select in a timely manner a new Interest Period for any such LIBOR Loan in accordance with this Section, or shall fail to give a timely Notice of Conversion with respect to a Base Rate Loan, or if a Default or Event of Default shall have occurred and be continuing, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into (or, with respect to a Base Rate Loan, continue as) a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrowers' failure to comply with any of the terms of such Section.

Section 2.10 Conversion.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may on any Business Day, upon the Borrowers' giving of a Notice of Conversion to the Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type. Any Conversion of a Revolving Loan that is a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third (3rd) Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Revolving Loan to be Converted, (c) the portion of such Type of Revolving Loan to be Converted, (d) the Type of Revolving Loan such Revolving Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrowers once given.

Section 2.11 Notes.

(a) Revolving Note. The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit M (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. By delivery of the Revolving Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the "Syndicated Loan Notes" described in the Fourth Amended Credit Agreement, which Indebtedness is instead allocated among the Lenders as of the date hereof and evidenced by the Revolving Notes and their respective Commitment Percentages, and the Lenders shall as of the date hereof make such adjustments to the outstanding Loans of such Lenders so that such outstanding Revolving Loans are consistent with their respective Commitment Percentages.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrowers absent manifest error.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrowers of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrowers, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall at their own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12 Voluntary Reductions of the Commitment.

The Borrowers shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances) at any time and from time to time without penalty or premium upon not less than fifteen (15) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent. The Agent will promptly transmit such notice to each Lender. The Commitments may not be reduced below $100,000,000 in the aggregate unless the Borrowers terminate the Commitments in their entirety, and, once terminated or reduced, the Commitments may not be increased or reinstated. Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of multiple of $100,000) in the maximum amount of Competitive Advances.

Section 2.13 Expiration or Maturity Date of Letters of Credit Past Termination Date.

If on the date (the "Facility Termination Date") the Commitments are terminated (whether voluntarily, by reason of acceleration following the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrowers shall, on the Facility Termination Date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers authorize the Issuing Lender to notify the Agent, and authorize the Agent to pay to the Issuing Lender monies deposited in the Collateral Account for Issuing Lender to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall withdraw the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date fifteen (15) Business Days after the expiration date of such Letter of Credit and apply such funds to the Obligations, if any, then due and payable in the order prescribed by Section 10.3. No amount drawn under a Letter of Credit after the Facility Termination Date shall be subject to reinstatement.

Section 2.14 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, at no time may the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans and Competitive Advances and the aggregate amount of all Letter of Credit Liabilities, exceed the aggregate amount of the Commitments at such time.

Section 2.15 Increase of Commitments.

Subject to the approval of the Agent (which shall not be unreasonably withheld or delayed), the Borrowers shall have the right to request an increase in the aggregate amount of the Commitments (provided that there shall be no more than two such increases in the Commitments and the aggregate amount of such increases in the Commitments pursuant to this Section shall not exceed $48,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Commitments must be an aggregate minimum amount of $20,000,000 and integral multiples of $1,000,000 in excess thereof. The Agent shall promptly notify each Lender of such request. Each existing Lender shall have the right to increase its Commitment by an amount so that such Lender's Commitment Percentage shall not be decreased as a result of such requested increase in the Commitments. All other allocations of such requested increase shall be subject to the approval of the Agent. Each Lender shall notify the Agent within ten (10) Business Days after receipt of the Agent's notice whether such Lender wishes to increase the amount of its Commitment. If a Lender fails to deliver any such notice to the Agent within such time period, then such Lender shall be deemed to have declined to increase its Commitment. No Lender shall be required to increase its Commitment and any new Lender(s) becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. In the event a new Lender or Lenders become a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (as determined after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (a) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (b) the aggregate amount of payments previously made by the other Lenders under Sections 2.2(e) or 2.4(j) which have not been repaid, and the Borrowers shall pay to such other Lenders interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrowers shall also pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4 as a result of the prepayment of any such Revolving Loans. No increase of the Commitments may be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrowers or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date and except for changes in factual circumstances or transactions, in either event not prohibited hereunder). In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (A) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (B) the Borrowers shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender's Commitment and a Competitive Advance Note within two (2) Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments. The Borrowers shall also execute and deliver to the other Lenders replacement Competitive Advance Notes increasing the principal face amount thereof to 50% of the new Total Commitment.

Section 2.16 Advances by Agent.

Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date of the requested borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent's demand therefor, the Agent will promptly notify the Borrowers, and the Borrowers shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Rate.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2 and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of either Borrower with the Agent. The Borrowers shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrowers hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than one (1) Business Day after receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1(a) shall be made from the Lenders, each payment of the Fees under Section 3.6(a) and Section 3.6(b) (other than those solely for the account of the Issuing Lender) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; (e) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be pro rata in accordance with their respective Commitments; and (f) the Lenders' participation in, and payment obligations in respect of, Swingline Loans under Section 2.2, shall be in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.2(e)). All payments of principal and interest in respect of Competitive Advances shall be for the account of the Lender making such Competitive Advance only.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrowers under this Agreement, or shall obtain payment on any other Obligation owing by the Borrowers or a Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrowers to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.3, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.3. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agree that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Minimum Amounts.

(a) Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
(b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).
(c) Reductions of Commitments. Each reduction of the Commitments under Section 2.12 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 3.6 Fees.

(a) Facility Fees. The Borrowers agree to pay to the Agent for the account of each Lender an annual facility fee equal to the average daily amount of the Commitment of such Lender (whether or not utilized) times the Facility Fee (utilizing the "Applicable Facility Fee Percentage" as identified in the definition of Facility Fee) for the period from and including the Agreement Date to but excluding the date such Commitment is terminated or reduced to zero or the Termination Date, such fee to be paid in arrears on (i) the last Business Day of March, June, September and December in each year, (ii) the date of each reduction in the Commitments (but only on the amount of the reduction), and (iii) on the Termination Date.

(b) Letter of Credit Fees.

     (i) The Borrowers shall pay to the Agent for the account of the Issuing Lender only, and not the account of any other Lender, a fee in respect of each Letter of Credit at the rate equal to (A) one-eighth of one percent (0.125%) on the Stated Amount of each Standby Letter of Credit for the issuance or extension of such Standby Letter of Credit, and (B) one-fifth of one percent (0.20%) on the Stated Amount of each Gables Bond Enhancement Letter of Credit for the extension of such Gables Bond Enhancement Letter of Credit. Such fees shall be non-refundable and payable upon issuance or extension of each Standby Letter of Credit or extension of each Gables Bond Enhancement Letter of Credit, provided, however, that the Borrowers shall not incur or be required to pay as of the Agreement Date any such fees in connection with the Letters of Credit listed on Schedule 1(b) (provided that such fees shall be due on any subsequent extension or other event requiring the payment of a fee pursuant to this Section 3.6(b)(i)).

     (ii) The Borrowers agree to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance or extension of such Letter of Credit (A) to and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full. Such fees shall be nonrefundable and payable in arrears on the last Business Day of March, June, September and December in each year, on the Termination Date, and on the date the Commitments are terminated or reduced to zero. Without otherwise limiting the terms of this Section 3.6(b)(ii), any amounts available to be reinstated under a Gables Bond Enhancement Letter of Credit shall, for the purpose of calculating the fee with respect thereto be deemed a part of the Stated Amount of the Gables Bond Enhancement Letter of Credit and therefore included in determining the Letter of Credit fee due with respect thereto.

     (iii) The Borrowers shall pay directly to the Issuing Lender from time to time on demand (but without duplication of amounts payable under Section 3.6(b)(i)) all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c) Administrative and Other Fees. The Borrowers agree to pay the administrative and other fees of the Agent as set forth in that certain letter agreement dated November 26, 2002.

Section 3.7 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrowers or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify the respective Lender in writing that the Borrowers elect to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law.

Section 3.9 Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(c), Section 2.3 and Section 2.5(a)(i), (ii) and (iii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Borrowers hereby acknowledge and agree that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by Borrowers of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrowers. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10 Statements of Account.

The Agent will account to the Borrowers monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrowers absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrowers from any of their obligations hereunder.

Section 3.11 Defaulting Lenders.

(a) Generally. If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of all of the Lenders or the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under Section 3.11(b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

(b) Purchase or Cancellation of Defaulting Lender's Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender's Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrowers no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender's Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrowers may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee approved by Agent (such approval not to be unreasonably withheld) subject to and in accordance with the provisions of Section 12.5(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this Section 3.11(b)). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5(d), shall pay to the Agent an assignment fee in the amount of $3,500. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of Section 3.11(a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12 Taxes.

(a) Taxes Generally. All payments by the Borrowers of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, and (ii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrowers will:

     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

     (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

     (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrowers fail to pay any Taxes when due to the appropriate Governmental Authority or fail to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.

(c) Tax Forms. Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrowers and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant indicating whether payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise wholly exempt; provided that nothing herein (including, without limitation, the failure or inability to provide any of such certificates, documents or other evidence) shall relieve the Borrowers of their obligations under this Section 3.12. In addition, any such Lender or participant shall deliver to the Borrowers and the Agent (but only so long as such Lender or participant is or remains lawfully able to do so) further copies of any such certificate, document or other evidence on or before the date that any such certificate, document or other evidence expires or becomes obsolete.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1 Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrowers shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

(b) Lender's Suspension of LIBOR Loans. Without limiting the effect of the provisions of Section 4.1(a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrowers (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

(c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrowers under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Lender of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Lender or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Lender or such Lender, the Borrowers shall pay promptly, and in any event within three (3) Business Days of demand, to the Agent for its account or the account of the Issuing Lender or such Lender, as applicable, from time to time as specified by the Issuing Lender or a Lender, such additional amounts as shall be sufficient to compensate the Issuing Lender or such Lender for such increased costs or reductions in amount.

(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrowers of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrowers from any of their respective obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrowers in writing thereof. The Agent and or such Lender agrees to furnish to the Borrowers a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2 Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

(b) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrowers shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3 Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrowers thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4 Compensation.

The Borrowers shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrowers' request, any Lender requesting compensation under this Section shall provide the Borrowers with a statement setting forth a brief explanation of the basis for requesting such compensation and the method and calculation for determining the amount thereof. Each Lender may use any reasonable averaging and attribution methods generally applied by such Lender and may include, without limitation, administrative costs as a component of such loss, cost or expense. Such statements shall be prima facie evidence of amounts due and owing hereunder.

Section 4.5 Affected Lenders.

 If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrowers, within thirty (30) days of such request for compensation or suspension, as applicable, may either (i) demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrowers of their rights under this Section shall be at the Borrowers' sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrowers' obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12, 4.1 or 4.4.

Section 4.6 Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b), 4.2 or 4.3, then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(b) or 4.3, on such earlier date as such Lender may specify to the Borrowers with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrowers (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Revolving Credit Loans that are Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7 Change of Lending Office.

|Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 4.1 or 4.3 to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America. Notwithstanding anything to the contrary contained herein, in no event shall the Agent or any Lender take any action or impose any cost under Sections 3.12, 4.1, 4.2 or 4.6 unless the Agent or such Lender is generally imposing similar charges on, or taking similar actions with respect to, its other similarly situated borrowers.

Section 4.8 Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

     (i) Counterparts of this Agreement executed by each of the parties hereto;

     (ii) Revolving Notes executed by the Borrowers payable to each Lender and complying with the applicable provisions of Section 2.11, Competitive Advance Notes executed by the Borrowers payable to each Lender, and the Swingline Note executed by the Borrowers payable to the Agent (which Notes shall be promptly forwarded by the Agent to the applicable Lender);

     (iii) The Guaranty executed by each Guarantor existing as of the Effective Date;

     (iv) A favorable opinion of counsel to the Loan Parties, addressed to the Agent, the Lenders and the Swingline Lender, addressing such matters as Agent may require;

     (v) The Governing Documents of each Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons certified as of a recent date by the Secretary of State of the State of formation of the applicable Person;

     (vi) A good standing certificate with respect to each Borrower, each Guarantor and each general partner, managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized;

     (vii) A certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of each Borrower, each Guarantor and their respective general partners, managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which any of them is a party and the officers or other representatives of the Borrowers then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings, Notices of Continuation, Notices of Conversion and Competitive Bid Requests and to request the issuance of Letters of Credit;

     (viii) Copies, certified by the general partner, secretary or other authorized Person of each of the Borrowers, the Guarantors and their respective general partners, managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;

     (ix) The Fees then due and payable under Section 3.6, and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

     (x) A Compliance Certificate calculated as of September 30, 2002; and

     (xi) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b) In the good faith judgment of the Agent and the Lenders:

     (i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning GBP, General Partner, the Borrowers, the Subsidiaries and the other Loan Parties delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

     (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrowers or any other Loan Party to fulfill the respective obligations under the Loan Documents to which it is a party;

     (iii) The Parent, GBP and the Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrowers or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrowers or any other Loan Party to fulfill their respective obligations under the Loan Documents to which it is a party; and

     (iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2 Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans, of the Issuing Lender to issue Letters of Credit, and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that: (a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited hereunder, and (c) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrowers otherwise notify the Agent and the Issuing Lender, as applicable, prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrowers shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all applicable conditions to the making of such Loan contained in Article V have been satisfied.

Section 5.3 Conditions as Covenants.

If the Lenders make any Loans, or the Issuing Lender issues a Letter of Credit, prior to the satisfaction of all applicable conditions precedent set forth in Sections 5.1 and 5.2, the Borrowers shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrowers have satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrowers represent and warrant to the Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrowers, the Subsidiaries (other than any independent Qualified Intermediary that is consolidated with Parent in accordance with GAAP) and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of the Parent and GBP setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each member of the Gables Group which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent, GBP and the Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and Negative Pledges, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of the Parent and GBP, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Agreement, Etc. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrowers or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrowers or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrowers or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrowers or any other Loan Party, or any material indenture, agreement or other instrument to which the Borrowers or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrowers or any other Loan Party.

(e) Compliance with Law; Governmental Approvals, Agreements. The Borrowers, each Subsidiary and each other Loan Party is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to the Borrowers, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause an Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens; Title Insurance. As of the Agreement Date, Part I of Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrowers, each other Loan Party and each other Subsidiary, and as of the Agreement Date, each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective Properties. Each of the Borrowers, the Subsidiaries and the other Loan Parties has title to its properties sufficient for the conduct of its business, except where any such failure does not have and is not reasonably expected to cause a Material Adverse Effect. As of the Agreement Date, there are no Liens or Negative Pledges against any Unencumbered Assets except for Permitted Liens. As of the Agreement Date, the Borrowers or another Loan Party is with respect to all Unencumbered Assets the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located. As to each such policy of title insurance (i) no claims are pending that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and (ii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Neither any Borrower, any Subsidiary nor any other Loan Party has knowledge of any defect in title of any Property that could, individually or in the aggregate, have a Material Adverse Effect.

(g) Existing Notes Payable and Indebtedness. Schedule 6.1(g) is, as of December 31, 2002, a complete and correct listing of all Notes Payable as of such date. During the period from such date to the Agreement Date, neither the Parent, any Subsidiary nor any other Loan Party incurred any Notes Payable except as set forth on such Schedule. As of the Agreement Date, the Parent, the Subsidiaries and the other Loan Parties are in compliance with all of the material terms of all Indebtedness of such Persons in excess of $5,000,000, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h) Material Contracts. Each of the Borrowers, the Subsidiaries and the other Loan Parties that is a party to any Material Contract is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings served upon the Borrowers, any Subsidiary or any other Loan Party (nor, to the knowledge of the Borrowers, are there any actions, suits or proceedings threatened or otherwise pending, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrowers, any Subsidiary or any other Loan Party or any of its respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which has or would reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Loan Documents. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrowers, any Subsidiary or any other Loan Party which has or would be reasonably expected to have a Material Adverse Effect. There are no judgments outstanding against or affecting the Borrowers, their Subsidiaries or any other Loan Party or any of their properties for which insurance has not been acknowledged in writing by the applicable insurance carrier individually or in the aggregate involving amounts in excess of $10,000,000.

(j) Taxes. All federal, state and other tax returns of the Borrowers, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrowers, any Subsidiary and each other Loan Party and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrowers, the Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Parent, GBP and each of the Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2001, and the related audited consolidated statements of income, shareholders' equity and cash flow for the fiscal year ending on such date, with the opinion thereon of Arthur Anderson LLP, (ii) the unaudited consolidated statements of income and cash flow for Parent and its consolidated Subsidiaries for the nine (9) months ending September 30, 2002 certified by the chief financial officer of General Partner, and (iii) unaudited statements of Net Operating Income for each of the Unencumbered Assets for the fiscal quarter ended September 30, 2002 satisfactory in form to the Agent and certified by the chief financial officer of General Partner. Such financial statements included in items (i) and (ii) above (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved and in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Such statements included in the item (iii) above are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved and in all material respects the Net Operating Income for such periods. Neither Parent, any Subsidiary nor any other Loan Party has on the Agreement Date any material contingent liabilities, material liabilities, material liabilities for taxes, material or unusual or long-term commitments or material unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).

(l) No Material Adverse Change. Since September 30, 2002, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Gables Group. Each of the Borrowers, the Subsidiaries and the other Loan Parties is Solvent.

(m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n) Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrowers, any Subsidiary or any other Loan Party constitute "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Provided that the funds used by the Lenders under this Agreement do not constitute assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest or any other assets of an employee benefit plan, the execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

(o) Environmental Matters.

     (i) The Borrowers, each Subsidiary and each other Loan Party is in compliance with the requirements of all applicable Environmental Laws except for such non-compliance which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (ii) No Hazardous Materials have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Property in violation of any Environmental Laws; or (iii) discharged from any Property on or into property or waters (including subsurface waters) adjacent to any Property in violation of any Environmental Laws, which violation, in the case of any of (i), (ii) or (iii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (iii) Except for any of the following matters or liabilities that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrowers, any Subsidiary nor any other Loan Party (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a release or threatened release of any Hazardous Materials into the environment for which the Borrowers, any Subsidiary or any Loan Party is or may be liable, or (iv) has received notice that a Borrower, any Subsidiary or any Loan Party is or may be liable to any Person under any Environmental Law.

     (iv) To Borrowers' knowledge, no Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrowers have obtained all insurance that is required to be maintained (as determined by Parent in the exercise of its reasonable business judgment) by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrowers operate.

(p) Investment Company; Public Utility Holding Company. None of the Borrowers, any Subsidiary nor any other Loan Party is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Borrowers, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" or a "margin security" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(r) Intellectual Property. Except as would not have a Material Adverse Effect, (i) each of the Borrowers, each Subsidiary and each other Loan Party owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrowers, each such Subsidiary and each other Loan Party have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrowers, any Subsidiary or any other Loan Party, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the Borrowers, the Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrowers, the Subsidiaries and the other Loan Parties.

(s) Business. The Borrowers, the Subsidiaries and the other Loan Parties are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of Multifamily Properties and other businesses activities incidental thereto or Non-Multifamily Properties to the extent permitted under this Agreement.

(t) Broker's Fees. Except for fees to be paid pursuant to Section 3.6, no broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrowers, any of the Subsidiaries or any other Loan Party ancillary to the transactions contemplated hereby.

(u) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, or to the Borrowers' knowledge with respect to such matters prepared by independent third parties, on behalf of, or at the direction of, the Borrowers, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrowers, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect. The written information, reports and other papers and data with respect to the Borrowers, any Subsidiary, any other Loan Party or the Unencumbered Assets (other than projections and other forward-looking statements) furnished to the Agent or the Lenders in connection with or relating in any way to this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter. All financial projections and other forward looking statements prepared by, or to the Borrowers' knowledge with respect to such matters prepared by independent third parties, on behalf of the Borrowers, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions when prepared. No fact or circumstance is known to the Borrowers which has had, or may in the future have (in the exercise of its reasonable business judgment and so far as the Borrowers can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

(v) REIT Status. GBP qualifies as a REIT, has elected to be treated as a REIT, and is in compliance with all requirements and conditions imposed under the Internal Revenue Code necessary to allow GBP to maintain its status as a REIT.

(w) Unencumbered Assets. As of the Agreement Date, Schedule 6.1(w) is a correct and complete list of all Unencumbered Assets. Each of the Properties included by the Borrowers in calculations of Unencumbered Asset Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

(x) Insurance. The Borrowers, the Subsidiaries and the other Loan Parties have insurance covering the Borrowers, the Subsidiaries and the other Loan Parties and their respective Properties (the cost of such insurance being borne by the insured thereunder) in such amounts and against such risks and casualties as are customary (as determined by Parent in the exercise of its reasonable business judgment) for Persons or Properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. As of the Agreement Date, none of the Borrowers, any Subsidiary nor any other Loan Party has received written notice that any such insurance has been cancelled, not renewed, or impaired in any way.

(y) Ownership of Parent. General Partner is the sole general partner of Parent and owns an Equity Interest in Parent as the general partner thereof. GBP is the sole shareholder of General Partner. GBP owns, directly or indirectly, at least fifty-five percent (55%) of the Equity Interests in Parent.

(z) No Bankruptcy Filing. None of the Borrowers, any Subsidiary or any Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrowers have no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

(aa) No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrowers or any other Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

(bb) Transaction in Best Interests of Borrowers; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrowers and the other Loan Parties and the creditors of such Persons. The direct and indirect benefits to inure to the Borrowers and the other Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration" (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrowers and the other Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Borrowers to be co-borrowers and of each Guarantor to guaranty the Obligations, the Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable the Borrowers and the other Loan Parties to have available financing to conduct and expand their business. The Borrowers and the other Loan Parties constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrowers.

(cc) Property. As of the Agreement Date, all of the Borrowers', the Subsidiaries' and the other Loan Parties' properties are in good repair and condition, subject to ordinary wear and tear and casualty, except that all Multifamily Properties are and have been maintained in a first class manner (taking into consideration the age and market positioning of such Multifamily Properties). The Borrowers have completed or caused to be completed an appropriate investigation of the environmental condition of each Property, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in Section 6.1(o)(i)-(iii) of this Agreement, unless such violation has been disclosed in writing to the Agent and remediation actions satisfactory to Agent are being taken. As of the Agreement Date, there are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrowers, the Subsidiaries or the other Loan Parties which are delinquent. Except as set forth in Schedule 6.1(cc) hereto, there are no pending eminent domain proceedings against any property of the Borrowers, the Subsidiaries or the other Loan Parties or any part thereof, and, to the knowledge of the Borrowers, no such proceedings are presently threatened or contemplated by any taking authority which may, in all such events, individually or in the aggregate have a Material Adverse Effect. None of the property of the Borrowers, the Subsidiaries or the other Loan Parties is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.

(dd) No Event of Default. No Default or Event of Default has occurred and is continuing.

(ee) Subordination. None of the Borrowers, the Subsidiaries or any other Loan Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons; provided that the foregoing shall not apply to any right of the holder of secured indebtedness to prior payment from the collateral for such indebtedness or the obligation to pay Indebtedness having a maturity date prior to the Termination Date.

(ff) Official Statement. The information contained in any Official Statement is correct in all material respects and, to Borrowers' knowledge, does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Borrowers make no representation as to information in the Official Statement relating to and provided by Wachovia Bank for inclusion therein.

Section 6.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrowers, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrowers prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrowers under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Borrowers shall comply with the following covenants:

Section 7.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7, the Borrowers shall preserve and maintain, and cause each Subsidiary and each other Loan Party to preserve and maintain, their respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which it is organized, in each jurisdiction in which any Unencumbered Asset owned (or leased pursuant to a Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. Borrowers shall, and shall cause the other Loan Parties to, develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act such that no Material Adverse Effect shall occur.

Section 7.2 Compliance with Applicable Law and Contracts.

The Borrowers shall comply, and cause each Subsidiary and each other Loan Party to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) their respective Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which any of its properties may be bound, the failure, in any such event, with which to comply would have a Material Adverse Effect.

Section 7.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrowers shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty excepted, and maintain all Multifamily Properties (other than Property consisting of land acquired with existing improvements which are to be substantially demolished) in a first class manner (taking into consideration the age and market positioning of such Multifamily Property), and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4 Conduct of Business.

The Borrowers shall at all times carry on, and cause the Subsidiaries and the other Loan Parties to carry on, its respective businesses as now conducted by it and as described in Section 6.1(s).

Section 7.5 Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrowers shall, and shall cause each Subsidiary and other Loan Party to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties in such amounts and against such risks and casualties as are customary (as determined by the Parent in the exercise of its reasonable business judgment) for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Agent or any Lender upon its written request copies of all policies or certificates of the insurance then in effect.

Section 7.6 Payment of Taxes and Claims.

The Borrowers shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge or cause to be paid and discharged when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrowers, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Person either (A) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, governmental charge, levy or claim, or (ii) which in an aggregate amount for all Properties are not in excess of $1,000,000.

Section 7.7 Visits and Inspections.

The Borrowers shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrowers), as the case may be, to: (a) visit and inspect all properties of the Borrowers, such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrowers shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrowers and any Subsidiary or any other Loan Party with its accountants.

Section 7.8 Use of Proceeds; Letters of Credit.

The Borrowers shall use the proceeds of all Loans and all Letters of Credit for general business purposes only. The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9 Environmental Matters.

Except as would not have a Material Adverse Effect, the Borrowers shall, and shall cause all Subsidiaries and the other Loan Parties to, comply or cause to be complied with, all Environmental Laws in all respects. If the Borrowers, any Subsidiary or any other Loan Party shall (a) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Borrower, any Subsidiary or any other Loan Party alleging material violations of any Environmental Law or requiring any Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials, or (c) receive any notice from a Governmental Authority or private party alleging that any Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby individually or in the aggregate in excess of $10,000,000, except to the extent that such liability is insured against or otherwise indemnified against by a credit-worthy third party reasonably acceptable to the Agent and reasonably likely to honor such indemnity as reasonably determined by the Agent, the Borrowers shall provide the Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by the Borrowers, any Subsidiary or any other Loan Party. The Borrowers shall, and shall cause the Subsidiaries and the other Loan Parties to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws, which Liens individually or in the aggregate are for obligations in excess of, or that could reasonably exceed, $5,000,000.

Section 7.10 Books and Records.

The Borrowers shall, and shall cause each of the Subsidiaries and the other Loan Parties to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP.

Section 7.11 Further Assurances.

The Borrowers shall, at the Borrowers' cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12 New Subsidiaries/Guarantors.

(a) Requirement to Become Guarantor. Within fifteen (15) days of any Person becoming a Material Subsidiary after the Effective Date, the Borrowers shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) a Joinder Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under Sections 5.1(a)(iv) through (viii) if such Material Subsidiary had been one on the Effective Date. Additionally, in the event that any Wholly Owned Subsidiary of Parent or GBP, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall after the date hereof become a guarantor under any existing or future Unsecured Indebtedness of Parent or any other Loan Party, then Borrowers shall cause such Subsidiary to execute and deliver the items described in this Section 7.12(a). At the election of Borrowers, any other Subsidiary of Parent or GBP, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, may become a Guarantor by delivering to the Agent each of the items described in this Section 7.12(a).

(b) Release of a Guarantor. The Borrowers may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms of the Guaranty), a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.12 or Section 9.1(i); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in this Section 7.12 or Section 9.1; (iii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; (iv) Borrowers shall deliver to Agent evidence reasonably satisfactory to Agent either that (A) the Gables Group has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds from such disposition are being distributed to the applicable members of the Gables Group in connection with such disposition, (B) such Guarantor will be the borrower with respect to Secured Indebtedness permitted under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Gables Group has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement. Delivery by the Borrowers to the Agent of any such request for a release shall constitute a representation by the Borrowers that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to GBP or General Partner, which may only be released upon the written approval of Agent and all of the Lenders.

(c) Borrowers may request in writing that the Agent release, and upon receipt of such request, the Agent shall release, Gables-TN from this Agreement and the other Loan Documents so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release, (iii) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Gables Group has disposed of or simultaneously with such release will dispose of its entire direct or indirect interest in Gables-TN or that Gables-TN has disposed of or simultaneously with such release will dispose of all of its assets in compliance with the terms of this Agreement and the net cash proceeds from such disposition are being distribution to the applicable members of the Gables Group in connection with such disposition, or (B) the Gables Group has contributed or simultaneously with such release will contribute its entire direct or indirect interest in Gables-TN to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that Gables-TN will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement. From and after any such release, Parent shall be the sole Borrower under this Agreement. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrowers that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect of such request.

Section 7.13 REIT Status.

GBP shall at all times maintain its status as, and elect to receive status as, a REIT.

Section 7.14 Exchange Listing.

The Borrowers shall cause GBP to maintain at least one class of common shares of GBP having trading privileges on and to be traded on the New York Stock Exchange or the American Stock Exchange.

Section 7.15 Credit Rating.

In the event that Parent obtains a Credit Rating for the purposes of determining the Applicable Margin, Borrowers shall at all times thereafter pay such monitoring, surveillance or similar fees as may be required by the applicable Rating Agency to continue to monitor the Parent, and the Borrowers shall upon the request of Agent provide evidence to Agent of the payment thereof.

Section 7.16 More Restrictive Agreements.

Should the Borrowers or any Guarantor, while this Agreement is in effect or any Note remains unpaid or any Letter of Credit remains outstanding, enter into, refinance or modify the relevant documents pertaining to any existing or future Indebtedness for money borrowed which constitutes revolving credit, in an amount exceeding $20,000,000 in aggregate amount to any lender or group of lenders acting in concert with one another, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture or other similar instrument, which instrument includes covenants, warranties, representations, or defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any "put" or mandatory prepayment of such debt) other than those set forth herein or in any of the other Loan Documents, the Borrowers shall promptly so notify the Agent and, if the Agent, in the discretion of the Agent, shall so request by written notice to the Borrowers, the Borrowers, the Agent and the Requisite Lenders (in their sole discretion and based on their respective independent credit judgment, and subject to Section 12.6) shall (and Borrowers shall cause the Guarantors to, as applicable) promptly amend this Agreement to incorporate some or all of such provisions into this Agreement and, to the extent necessary and reasonably desirable to the Agent and the Requisite Lenders (in their sole discretion and based on their respective independent credit judgment), into any of the other Loan Documents, all at the election of the Agent; provided, however, that any such amendment shall provide that, upon cancellation or termination of the loan agreement, credit agreement, note purchase agreement, indenture or other instrument pertaining to such other revolving credit (other than by reason of an event of default thereunder), so long as no Default or Event of Default is in existence, such amendment also shall terminate and the provisions of this Agreement affected by such amendment shall revert to the terms thereof as in effect prior to giving effect to such amendment.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrowers shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1 Quarterly Financial Statements.

(a) As soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of Parent, the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders' equity and cash flows of Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial or chief accounting officer of the General Partner, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrowers shall deliver reports, in form and detail satisfactory to the Agent, setting forth (i) a statement of Consolidated Income Available for Distribution for the fiscal quarter then ending; (ii) all capital expenditures made during the fiscal quarter then ended; (iii) a description of all Properties acquired during such fiscal quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (iv) a description of all Properties sold during the fiscal quarter then ended, including the Net Operating Income from such Properties and the sales price; (v) a schedule of the Net Operating Income contribution by each Property and by each market, including a summary of the economic occupancy, rent potential, and income and expense for such Properties for the preceding fiscal quarter; (vi) pro forma quarterly financial information for Parent, its Subsidiaries and the other Loan Parties for the next four (4) fiscal quarters, including pro forma covenant calculations, EBITDA, sources and uses of funds, capital expenditures, Net Operating Income for the Properties, and other income and expenses; and (vii) such other information as the Agent may reasonably request. Pro forma property Net Operating Income shall be broken down by market and include rent potential, economic occupancy, other income and expenses and such other items as Agent may reasonably require.

Section 8.2 Year-End Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders' equity and cash flows of Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the General Partner, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Agent and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. In addition, Borrowers shall deliver the reports described in Section 8.1(i)-(vii) with such year-end statements.

Section 8.3 Compliance Certificate.

At the time financial statements are required to be furnished pursuant to Sections 8.1 and 8.2, and within ten (10) Business Days of the Agent's request with respect to any other fiscal period, a certificate substantially in the form of Exhibit N (a "Compliance Certificate") executed by the chief financial or chief accounting officer of the General Partner: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrowers were in compliance with the covenants contained in Sections 9.1 through 9.3, 9.6, and 9.13, and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such event, condition or failure. With each Compliance Certificate, Borrowers shall also deliver a certificate (an "Unencumbered Asset Certificate") executed by the chief financial or chief accounting officer of the General Partner that: (i) sets forth a list of all Unencumbered Assets; and (ii) certifies that all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as an Unencumbered Asset. In addition, with each such Compliance Certificate, Borrowers shall deliver the following information: (w) a schedule of all outstanding Indebtedness, including a detailed schedule of Notes Payable showing for each component of Notes Payable, the lender, the total commitment, the total Indebtedness outstanding, the interest rate, if fixed, or a statement that the interest rate floats, the term, the required amortization (if any) and the security (if any); (x) a schedule of all interest rate protection agreements, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof; (y) a development schedule of the announced development pipeline, including for each announced development project, the project name and location, the number of units, the expected construction start date, the expected date of delivery of the first units, the expected stabilization date, and the total anticipated cost; and (z) a list of all management reports, if any, submitted to the Parent or GBP or its management by its independent public accountants, and a copy thereof upon the request of any Lender or Agent.

Section 8.4 Other Information.

(a) Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrowers, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b) Shareholder Information. Promptly upon the mailing thereof to the shareholders or partners of a Borrower or GBP generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrowers, any Subsidiary or any other Loan Party;

(c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the General Partner setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(d) Litigation. To the extent a Borrower, any Subsidiary or any other Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Borrower, any Subsidiary, any Loan Party or any of their respective properties, assets or businesses which involve uninsured claims individually or in the aggregate in excess of $10,000,000, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, any Subsidiary or any other Loan Party are being audited;

(e) Modification of Governing Documents. A copy of any amendment to a Governing Document of a Borrower or any other Loan Party which would have a material adverse effect on such Person's ability to perform or comply with its obligations under the Loan Documents promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;

(f) Change of Management or Financial Condition. Prompt notice of any change in the executive management Parent or GBP, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower, any Subsidiary or any other Loan Party which has had or would reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect;

(g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default (which notice shall state that it is a "notice of default" for the purposes of Section 11.3 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Borrower, any Subsidiary or any other Loan Party under any Indebtedness individually or in the aggregate in excess of $10,000,000, or under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(h) Judgments. Prompt notice of any uninsured order, judgment or decree in excess of $10,000,000 having been entered against any Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(i) Notice of Violations of Law. Prompt notice if any Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which has or would reasonably be expected to have a Material Adverse Effect;

(j) Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(k) Material Contracts. Promptly upon the giving or receipt thereof by any Borrower, any Subsidiary or any other Loan Party, notice alleging that any party to any Material Contract is in default of its obligations thereunder;

(l) Rating Notices. Not later than five (5) Business Days after a Borrower receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of the Parent, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is "under review" or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency; and

(m) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrowers, any Subsidiary or other Loan Party as the Agent or any Lender may reasonably request.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Borrowers shall comply with the following covenants:

Section 9.1 Financial Covenants.

The Borrowers shall not permit:

(a) Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Gross Asset Value to exceed 0.60 to 1.00 at any time.

(b) Interest Coverage Ratio. The ratio of (i) the sum of EBITDA for the fiscal quarter of Parent most recently ending multiplied by four (4) to (ii) the sum of Interest Expense for such period multiplied by four (4), to be less than 2.0 to 1.0 at any time.

(c) Minimum Fixed Charge Coverage Ratio. The ratio of (i) the sum of Adjusted EBITDA as determined for the fiscal quarter most recently ending to (ii) the sum of Fixed Charges for the fiscal quarter most recently ending multiplied by four (4), to be less than 1.75 to 1.0 at any time.

(d) Secured Indebtedness. The ratio of (i)(x) Secured Indebtedness to (y) Gross Asset Value, to be greater than 0.35 to 1.00 at any time; and (ii)(x) Secured Recourse Indebtedness to (y) Gross Asset Value, to be greater than 0.10 to 1.00 at any time.

(e) Unencumbered Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness, to be less than 1.75 to 1.0 at any time.

(f) Unencumbered Interest Coverage Ratio. The ratio of (i) the sum of Unencumbered Adjusted Net Operating Income as determined for the fiscal quarter most recently ending to (ii) Unsecured Interest Expense as determined on a consolidated basis for the fiscal quarter most recently ending multiplied by four (4), to be less than 2.0 to 1.0 at any time.

(g) Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $600,000,000 plus (ii) 90% of the Net Proceeds of all Equity Issuances effected by the Parent, GBP, any Subsidiary or other Loan Party (other than Equity Issuances to the Parent or any Subsidiary) after the Agreement Date.

(h) Floating Rate Debt. The aggregate principal amount of all outstanding Floating Rate Debt to exceed 30% of Gross Asset Value at any time.

(i) Total Assets Owned by Borrowers and Guarantors. The amount of Gross Asset Value directly or indirectly owned by the Borrowers and the Guarantors to be less than ninety-five percent (95%) of the sum of (i) Gross Asset Value minus (ii) the value, to the extent included in Gross Asset Value, of all Multifamily Properties and Non-Multifamily Properties that are owned in fee simple by a Qualified Intermediary and that are consolidated with the assets of Parent, the Subsidiaries and/or the other Loan Parties in accordance with GAAP.

Section 9.2 Indebtedness.

The Borrowers shall not, and shall not permit any Subsidiary or any other Loan Party to, create, incur, assume, or permit or suffer to exist, any Indebtedness other than the following:

(a) the Obligations;

(b) intercompany Indebtedness among the Parent, GBP and their Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrowers and each Guarantor in respect of such intercompany Indebtedness shall be subordinate to the Obligations; and

(c) any other Indebtedness existing, created, incurred or assumed before or after the Agreement Date so long as immediately prior to the existence, creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.3 Certain Permitted Investments.

The Borrowers shall not, and shall not permit any Subsidiary or any other Loan Party to, make any Investment in or otherwise own or hold the following items (whether through the Borrowers, a Subsidiary, any other Loan Party or their respective Unconsolidated Affiliates) which would cause the aggregate value of such holdings of the Borrowers, such Subsidiaries and the other Loan Parties to exceed the percentage of Gross Asset Value set forth below at any time:

(a) Investments in Unimproved Land shall not exceed three percent (3%) of Gross Asset Value;

(b) Investments in securities of companies that are listed and actively traded on a national securities exchange shall not exceed five percent (5%) of Gross Asset Value;

(c) Investments in Non-Multifamily Properties (including Construction-in-Process with respect thereto) shall not exceed five percent (5%) of Gross Asset Value;

(d) Investments in Notes Receivable shall not exceed ten percent (10%) of Gross Asset Value;

(e) Investments in Unconsolidated Affiliates shall not exceed twenty percent (20%) of Gross Asset Value; and

(f) Construction-in-Process of Parent, GBP, the Subsidiaries and their Unconsolidated Affiliates (other than Excluded Unconsolidated Affiliates) in any Property shall not exceed twenty percent (20%) of Gross Asset Value (it being agreed that Construction-in-Process through joint ventures which are accounted for under the cost method of accounting will be included in this calculation to the extent of Parent's, GBP's, the Subsidiaries' and their Unconsolidated Affiliates' ownership interest in such joint ventures).

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrowers, the Subsidiaries and the other Loan Parties in the Investments described in clauses (a) through (e) exceed twenty percent (20%) of Gross Asset Value at any time. For the purposes of this Section 9.3, a Property shall be considered Construction-in-Process until the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Property or phase thereof.

For the purposes of this Section 9.3, the Investment of Borrowers, any Subsidiaries or any other Loan Party in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) (A) Parent's, GBP's and their Subsidiaries' pro rata share of the Adjusted EBITDA from such assets as determined for the preceding fiscal quarter, divided by (B) the Capitalization Rate, plus (ii) Parent's, GBP's and their Subsidiaries' pro rata share of Construction-in-Process for Properties of their Unconsolidated Affiliates, plus (iii) Parent's, GBP's and their Subsidiaries' pro rata share of their Unconsolidated Affiliate's Investment in Unimproved Land; plus (iv) Parent's, GBP's and their Subsidiaries' pro rata share of any other Investments valued at the lower of GAAP book value or market value.

Section 9.4 Investments Generally.

The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a) Investments in Subsidiaries and Unconsolidated Affiliates in existence on the Agreement Date and disclosed on Part I of Schedule 6.1(b);

(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately after giving effect to such Investment, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, the terms and conditions set forth in Section 7.12 are satisfied;

(c) Investments permitted under Section 9.3;

(d) Investments in Cash Equivalents;

(e) intercompany Indebtedness among the Borrowers and their Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.2; and

(f) Investments in Unimproved Land, Multifamily Properties and Non-Multifamily Properties, subject to the terms of this Agreement (including without limitation the terms of Section 9.3).

Section 9.5 Liens; Negative Pledges; Other Matters.

(a) The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately after the creation, assumption or incurring of such Lien, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) The Borrowers shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which such Borrower or such Subsidiary or Loan Party may create, incur, assume, or permit or suffer to exist under Section 9.2; (ii) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.

(c) The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or other Loan Party to pledge the Unencumbered Assets as security for the Obligations.

Section 9.6 Restricted Payments; Stock Repurchases.

(a) The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, declare or make any Restricted Payment; provided, however, that: the Borrowers may declare or make cash distributions to its partners, and GBP may declare or make corresponding cash distributions to its shareholders, in an aggregate amount which, when added to the amount of all other Restricted Payments paid in the same fiscal quarter and the three immediately preceding fiscal quarters would not exceed the greater of (i) one hundred percent (100%) of Consolidated Income Available for Distribution of the Parent for such period, (ii) the minimum amount necessary for GBP to remain in compliance with Section 7.13, and (iii) any additional amount necessary for GBP to distribute one hundred percent (100%) of its "REIT taxable income" (as defined in the Internal Revenue Code) (assuming that GBP has been and remains in compliance with Section 7.13) on a cumulative basis in any taxable year. Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default shall have occurred and be continuing, the Parent and GBP may only declare or make cash distributions to its partners or shareholders, as applicable, during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for GBP to remain in compliance with Section 7.13. If a Default or Event of Default specified in Section 10.1(a), Section 10.1(f) or Section 10.1(g) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2(a), the Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, make any Restricted Payments to any Person whatsoever other than to the Borrowers or any Subsidiary.

(b) The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, declare or make any Stock Repurchase if a Default or Event of Default exists or, immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence.

Section 9.7 Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment (any such event described in clause (iii), a "Sale"); provided, however, that:

(a) Any of the actions described in the immediately preceding clauses (i) and (ii) may be taken with respect to any Subsidiary that is not also a Loan Party, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b) Any of the actions described in the immediately preceding clauses (i) and (ii) may be taken with respect to a Guarantor (other than GBP or General Partner) or Gables-TN in connection with a transaction permitted by Section 7.12(b) or (c);

(c) A Guarantor may merge with or transfer assets to another Guarantor or either of the Borrowers (with such Borrower as the survivor of such merger) and any other Subsidiary may merge with or transfer assets to a Guarantor, another Subsidiary, or either of the Borrowers (with such Borrower or such Guarantor as the survivor of such merger), so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(d) a Person (other than a Borrower, a Subsidiary or a Loan Party) may merge with and into a Borrower, any Subsidiary or any other Loan Party so long as (i) such Person was organized under the laws of the United States of America or one of its states, (ii) except as permitted in Section 9.7(b) with respect to Gables-TN, such Borrower, or except as permitted in Section 9.7(a) or (b), such Loan Party or Subsidiary is the survivor of such merger (provided that in any merger involving Parent, Parent shall be the surviving entity), (iii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and (iv) the Borrowers shall have given the Agent and the Lenders at least ten (10) Business Days' prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into a Borrower); and

(e) the foregoing limitation on a Sale shall not prohibit any Sale made in the ordinary course of business, provided that (i) such Sale does not result in any Sale of all or any substantial part of the assets or business of GBP, General Partner or Parent, and (ii) immediately prior to the taking of such action, and immediately thereafter, and after giving effect thereto, no Default or Event of Default would be in existence.

Section 9.8 Fiscal Year.

The Borrowers shall not change their fiscal year from that in effect as of the Agreement Date.

Section 9.9 Modifications to Material Contracts.

The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which would have a Material Adverse Effect.

Section 9.10 Transactions with Affiliates.

The Borrowers shall not, and shall not permit any of the Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrowers, any of the Subsidiaries or any Loan Party and upon fair and reasonable terms which are no less favorable to the Borrowers, such Subsidiary or such Loan Party than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

Section 9.11 ERISA Exemptions.

The Borrowers shall not, and shall not permit any Subsidiary or other Loan Party to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.12 Restriction on Prepayment of Indebtedness.

Without the prior written consent of the Agent, neither Borrowers, any Subsidiary nor any other Loan Party shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence and during the continuation of any Event of Default; provided, however, that this Section 9.12 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.

Section 9.13 Unencumbered Assets.

The Unencumbered Assets shall at all times satisfy all of the following conditions:

(a) Occupancy. Unencumbered Assets (excluding those Unencumbered Assets which are Construction-in-Process and are not Completed Properties) shall consist solely of Multifamily Properties which have an aggregate occupancy level of tenants in possession and paying rent of at least eighty-five percent (85%) of the aggregate apartment units within such Unencumbered Assets;

(b) Construction-in-Process. Construction-in-Process which are not Completed Properties shall not contribute more than twenty percent (20%) of the Unencumbered Asset Value of the Unencumbered Assets; and

(c) Short-Term Ground Leases. The Unencumbered Asset Value of the Unencumbered Assets which are leased by a Borrower or another Loan Party pursuant to a Short-Term Ground Lease shall not exceed five percent (5%) of the Unencumbered Asset Value.

Section 9.14 Gables Credit Enhanced Bonds.

(a) Certain Information. The Borrowers will not include or permit to be included by any Person in any Official Statement for the Gables Credit Enhanced Bonds any information concerning Wachovia Bank that is not supplied in writing, or otherwise consented to, by Wachovia Bank expressly for inclusion therein.

(b) Amendments. The Borrowers will not, and will not permit any of the Subsidiaries or other Loan Parties to, amend, modify or supplement, nor agree to or permit any amendment or modification of, or supplement to, any of the Bond Documents, other than to extend the maturities thereof.

Section 9.15 Additional Restrictions on Secured Indebtedness.

The Borrowers will not permit any Loan Party other than a Borrower to, and shall cause the other Loan Parties (other than Borrowers) not to, create, incur, assume or permit to exist any Secured Indebtedness that is recourse to such Loan Party.

Section 9.16 Outside Business Activities of GBP and General Partner.

The Borrowers shall comply with, and shall cause GBP and General Partner to comply with, the terms and provisions of Section 7.5.A of the Fifth Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership, dated as of September 27, 2002, as written as of the Agreement Date, and such provisions shall not be amended or waived without the prior written consent of the Requisite Lenders.

ARTICLE X. DEFAULT

Section 10.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrowers shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation (which is not otherwise reimbursed through the funding of a Loan hereunder before the same is due hereunder as permitted by this Agreement.)

(b) Default in Payment of Interest and Other Obligations. The Borrowers shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrowers under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of five (5) Business Days from the date such payment was due.

(c) Default in Performance. (i) The Borrowers shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 7.7, 7.13, 8.3 or 8.4(g) or in Article IX, or (ii) the Borrowers or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(c)(ii) shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of a Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrowers have received written notice of such failure from the Agent.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of a Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of a Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross-Default.

     (i) A Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable beyond any applicable grace notice and cure periods thereunder, the principal of, or interest on, any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount greater than or equal to (A) $10,000,000 in the case of Indebtedness that is not Nonrecourse Indebtedness of such Person or (B) $20,000,000 in the case of Indebtedness that is Nonrecourse Indebtedness of such Person (all such Indebtedness being "Material Indebtedness"); or

     (ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

     (iii) Any other event shall have occurred and be continuing which enables, with the passage of time or the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

(f) Voluntary Bankruptcy Proceeding. Any Borrower, any other Loan Party or any Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against a Borrower, any other Loan Party or any Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against a Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. A Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against a Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) and is not subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations as determined by the Required Lenders, exceeds, individually or together with all other such outstanding judgments or orders entered against (1) a Borrower or any Guarantor, $10,000,000 in any calendar year, or (2) any other Subsidiaries, $20,000,000 in any calendar year, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of a Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, (1) for a Borrower or any Guarantor, $10,000,000 in any calendar year, or (2) for any other Subsidiaries, $20,000,000 in any calendar year, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m) Change of Control. A Change of Control shall occur.

(n) Federal Tax Lien. A federal tax lien shall be filed against the Borrowers, any Subsidiary or any Loan Party under Section 6323 of the Internal Revenue Code or a lien of the PBGC shall be filed against any Borrower, any Subsidiary or any other Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing.

Section 10.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

     (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g), (A) (i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other Obligations of the Borrowers, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender, the Issuing Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrowers without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers, and (B) all of the Commitments, the obligation of the Lenders to make Revolving Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Lender to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

     (ii) Optional. If any other Event of Default shall have occurred and be continuing, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default, and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers, and (B) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder. Further, if the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall: (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Note at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

     (iii) Gables Credit Enhanced Bonds. Without limiting the foregoing, if an Event of Default occurs, the Agent or the Issuing Lender may (and upon the request of the Requisite Lenders shall), in its sole discretion, and without limiting any other rights of the Agent and the Lenders under the Loan Documents, notify the Trustees in writing that an Event of Default has occurred and direct that the Trustee deliver such notices to the holders of the applicable Gables Credit Enhanced Bonds as will result in a mandatory tender, redemption or call of such Gables Credit Enhanced Bonds or a full and final draw on such Gables Bond Enhancement Letter of Credit.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrowers, the Subsidiaries and the other Loan Parties, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrowers, the Subsidiaries and the other Loan Parties and to exercise such power as the court shall confer upon such receiver.

Section 10.3 Allocation of Proceeds.

If an Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Agent and the Lenders in respect of fees and expenses due under Sections 3.6 and 12.2;

(b) payments of interest on Swingline Loans;

(c) payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (first to Base Rate Loans and then to LIBOR Loans);

(d) payments of principal of Swingline Loans;

(e) payments of principal of all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (first to Base Rate Loans and then to LIBOR Loans);

(f) amounts to be deposited into the Collateral Account in respect of Letters of Credit (to be applied as provided in Section 10.4);

(g) amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;

(h) payments of all other amounts due and owing by the Borrowers under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders and Agent; and

(i) any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.

Section 10.4 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrowers hereby pledge and grant to the Agent, for the ratable benefit of the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.13.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If an Event of Default shall have occurred and be continuing, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account for the ratable benefit of the Lenders to the payment of any of the Letter of Credit Liabilities due and payable.

(d) If (i) no Default or Event of Default has occurred and is continuing and (ii) all of the Letter of Credit Liabilities have been paid in full, the Agent shall, from time to time, at the request of the Borrowers, deliver to the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time.

(e) The Borrowers shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent's administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.5 Performance by Agent.

If the Borrowers shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrowers after the expiration of any cure or grace periods set forth herein. In such event, the Borrowers shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrowers under this Agreement or any other Loan Document.

Section 10.6 Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1 Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrowers, any Loan Party or any other Affiliate of the Borrowers, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2 Agent's Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons or inspect the property, books or records of the Borrowers or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3 Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default." Further, if the Agent receives such a "notice of default", the Agent shall give prompt notice thereof to the Lenders.

Section 11.4 Wachovia Bank as Lender.

Wachovia Bank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wachovia Bank in each case in its individual capacity. Wachovia Bank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrowers, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

Section 11.5 Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrowers in respect of the matter or issue to be resolved, and (d) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6 Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrowers, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrowers, the Subsidiaries, the other Loan Parties or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party, any Subsidiary or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7 Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel (s) of the Agent's own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, administration or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrowers shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8 Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrowers. The Agent may be removed as Agent under the Loan Documents as a result of its gross negligence or willful misconduct by the Requisite Lenders (other than the Lender then acting as the Agent). Any such removal or resignation shall also constitute Agent's resignation as Swingline Lender and may, at such Agent's option, also constitute its resignation as Issuing Lender. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent and Swingline Lender, which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrowers' approval, which approval shall not be unreasonably withheld or delayed (except that the Borrowers shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent and Swingline Lender). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent's giving of notice of resignation or the Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent or Swingline Lender hereunder by a successor Agent, such successor Agent and Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents as Agent and Swingline Lender. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article XI and all provisions of this Agreement relating to Swingline Loans shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Swingline Lender under the Loan Documents.

Section 11.9 Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of "Lead Arranger", "Co-Documentation Agent" and "Syndication Agent" are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrowers or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1 Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered by hand or by nationally-recognized overnight courier as follows:

If to the Borrowers:

Gables Realty Limited Partnership
2959 Paces Ferry Road
Suite 1450
Atlanta, Georgia 30339
Attention: Marvin R. Banks, Jr.
Telecopy Number: (678) 309-5589
Telephone Number: (770) 438-5501

If to the Agent:

Wachovia Bank, National Association
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Cathy Casey
Telecopy Number: (404) 332-4066
Telephone Number: (404) 332-5649

If to a Lender:

To such Lender's address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrowers (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2 Expenses.

The Borrowers agree (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, administration and interpretation of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent (such expenses to include ongoing charges for Intralinks or any similar system), (b) to pay or reimburse Wachovia Bank and Lead Arranger for their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication of the Loans by Wachovia Bank and Lead Arranger, (c) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrowers shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrowers and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrowers, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of a Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrowers thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWERS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

(b) EACH OF THE BORROWERS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN ATLANTA, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWERS, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWERS AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

(c) Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Lender may grant a participating interest in its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in an amount less than $5,000,000 and (iii) after giving effect to any such participation by a Lender, the amount of its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof. Except as otherwise provided in Section 12.3, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12(b)). An assignment or other transfer which is not permitted by Section 12.5(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrowers of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder.

(d) Any Lender may with the prior written consent of the Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Parent (which consent, in each case, shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Parent shall be required in the case of any assignment to (x) another Lender, or (y) if such affiliate is an Eligible Assignee, any affiliate of such Lender or of another Lender, and no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender if such affiliate is an Eligible Assignee (provided that after the occurrence of and during the continuance of an Event of Default, a Lender may assign to a Person that is not an Eligible Assignee with only the prior written consent of Agent); (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (ii) shall not apply to any full assignment of by any Lender of its Commitment); and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. In connection with such assignment, the assignor may assign all or any portion of its Competitive Advance Note and the Competitive Advances at the time owing to it, which, if so assigned, shall be assigned in such proportion as the assignor and assignee agree, but in no event shall the assignee acquire an interest in the Competitive Advances of the assignor of less than $10,000,000; provided, however, that in the event such assignor assigns all of its Commitment, such assignor shall assign all of its Competitive Advance Note and Competitive Advances, if any, in connection therewith. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the "Register"). The Agent shall give each Lender and the Borrowers notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in Section 12.5(d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) A Lender may furnish any information concerning the Borrowers, any other Loan Party or any of their respective Subsidiaries or Affiliates in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrowers, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(i) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6 Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrowers or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrowers). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following: (i) increase the Commitments of the Lenders (except as contemplated by Section 2.15) or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date; (v) change the Commitment Percentages (except as a result of any increase in the aggregate amount of the Commitments contemplated by Section 2.15, 3.11(b) or 4.5) or amend or otherwise modify the provisions of Section 3.2; (vi) modify the definition of the term "Requisite Lenders", modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; or (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12(b)) or release any Borrower from its obligations under the Loan Documents (except as provided in Section 7.12(c) with respect to Gables-TN). Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.2 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.4 or the obligations or rights of the Issuing Lender under this Agreement or any other Loan Documents shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 12.7 Nonliability of Agent and Lenders.

The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrowers, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers' business or operations.

Section 12.8 Confidentiality.

Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrowers in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers, any Subsidiary, any other Loan Party or any Affiliate.

Section 12.9 Indemnification.

(a) Each Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrowers of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrowers, GBP and their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers, GBP and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrowers shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; (ix) any violation or non-compliance by the Borrowers, any Subsidiary or any other Loan Party of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrowers, the Subsidiaries or the Loan Parties (or their respective properties) (or the Agent and/or the Lenders as successors to the Borrowers, the Subsidiaries or any other Loan Party) to be in compliance with such Environmental Laws; (x) any investigative, administrative or judicial proceeding (including pre-trial discovery), whether or not any Indemnified Party shall be designated a party thereto, which may be incurred by any of such Persons, directly or indirectly relating to or arising out of any actual proposed use of the proceeds of the Gables Bond Enhancement Letters of Credit; (xi) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any Official Statement relating to the Gables Credit Enhanced Bond or the Gables Bond Enhancement Letters of Credit (other than information relating to the Issuing Lender and provided by the Issuing Lender in writing for inclusion therein), or the omission or alleged omission to state in any Official Statement or other agreement relating to the Gables Credit Enhanced Bonds or any Gables Bond Enhancement Letters of Credit any material fact necessary to make such statements, in light of the circumstances under which they are or were made, not misleading; (xii) the execution and delivery or transfer of, or payment or failure to pay under, any Gables Bond Enhancement Letters of Credit; (xiii) the issuance or sale of Gables Credit Enhanced Bonds; or (xiv) the use of the proceeds of the Gables Credit Enhanced Bonds.

(b) The Borrowers' indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrowers, any Subsidiary or any other Loan Party, any shareholder, partner or other equity holder of the Borrowers, any Subsidiary or any other Loan Party (whether such shareholder(s) or such other Persons are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Person), any account debtor of the Borrowers, any Subsidiary or any other Loan Party or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against a Borrower and/or any Subsidiary or a Loan Party.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrowers at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrowers that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrowers if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrowers. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrowers hereunder to indemnify and hold harmless each such Indemnified Party.

(f) If and to the extent that the obligations of the Borrowers hereunder are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrowers' obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10 Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders nor the Swingline Lender is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13 Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14 Obligations with Respect to Loan Parties.

The obligations of the Borrowers to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrowers may have that the Borrowers do not control such Loan Parties.

Section 12.15 Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrowers in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrowers hereby waive, release, and agree not to sue the Agent or any Lender or any of the Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16 Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17 Construction.

The Agent, the Borrowers and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrowers and each Lender.

Section 12.18 Joint and Several Liability.

Each of the Borrowers covenants and agrees that each and every covenant and obligation of any Borrower hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower.

Section 12.19 Time of the Essence.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrowers under this Agreement and the other Loan Documents.

ARTICLE XIII. ADDITIONAL AGREEMENTS CONCERNING
OBLIGATIONS OF BORROWERS

Section 13.1 Waiver of Automatic or Supplemental Stay.

Each of the Borrowers represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Borrowers at any time following the execution and delivery of this Agreement, neither of the Borrowers shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Borrower or against any property owned by such other Borrower.

Section 13.2 Waiver of Defenses.

Each of the Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon: (a) any incapacity, lack of authority, death or disability of the other Borrower or any other Person; (b) any failure of the Lenders or Agent to commence an action against the other Borrower or any other Person or to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of the other Borrower or any other Person, whether or not demand is made upon the Lenders or Agent to file or enforce such claim; (c) any failure of the Lenders or Agent to give notice of the existence, creation or incurring of any new or additional indebtedness or other obligation or of any action or nonaction on the part of any other Person in connection with the Loan Documents, including the waiver of any conditions to the making of any advance of proceeds of any Loan or the issuance of any Letter of Credit; (d) any failure on the part of the Lenders or Agent to ascertain the extent or nature of any collateral or other assets of Borrowers or any other Loan Party or any insurance or other rights with respect thereto, or the liability of any party liable for the Loan Documents or the obligations evidenced or secured thereby, or any failure on the part of the Lenders or Agent to disclose to the Borrowers any facts any of them may now or hereafter know regarding the Borrowers, any collateral or other assets of Borrowers or any other Loan Party, or such other parties; (e) except as specifically required in the Loan Documents, any notice of intention to accelerate any of the Obligations or any notice of acceleration of the Obligations; (f) any lack of acceptance or notice of acceptance of this Agreement by Lenders or Agent; (g) except as specifically required in the Loan Documents, any lack of presentment, demand, protest, or notice of demand, protest or nonpayment with respect to any indebtedness or obligations under any of the Loan Documents; (h) any lack of notice of disposition or of manner of disposition of any collateral or other assets of Borrowers or any other Loan Party; (i) except as specifically required in the Loan Documents, any lack of other notices to which the Borrowers, or either of them, might otherwise be entitled; (j) failure to properly record any document or any other lack of due diligence by the Lenders or Agent in creating or perfecting a security interest in or collection, protection or realization upon any collateral or in obtaining reimbursement or performance from any person or entity now or hereafter liable for the Loan Documents or any obligation evidenced or secured thereby; (k) any invalidity or irregularity, in whole or in part, of any one or more of the Loan Documents; (l) the inaccuracy of any representation or other provision contained in any Loan Document; (m) any sale or assignment of the Loan Documents, in whole or in part; (n) any sale or assignment by any of the Borrowers or any other Person of the collateral or other assets of Borrowers or any other Loan Party, or any portion thereof, whether or not consented to by the Lenders or Agent; (o) any lack of commercial reasonableness in dealing with any of the collateral or other assets of Borrowers or any other Loan Party now or hereafter owned by the other of the Borrowers or any other Loan Party; and (p) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower hereunder (other than indefeasible payment in full).

Section 13.3 Waiver.

Each of the Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Borrowers may lawfully so do, such Person waives any and all right to have the assets of the other Borrower or any other Loan Party or any assets security for the Obligations marshaled upon any foreclosure of any Lien securing the Obligations. Each of the Borrowers further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrowers further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Borrowers except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Borrowers, any other Loan Party or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender's or Agent's power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.

Section 13.4 Subordination.

Each of the Borrowers hereby expressly waives any right of contribution from or indemnity against the other or any other Loan Party, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Borrowers acknowledges that it has no right whatsoever to proceed against the other or any other Loan Party for reimbursement of any such payments. In connection with the foregoing, each of the Borrowers expressly waives any and all rights of subrogation to the Lenders or Agent against the other of the Borrowers and the other Loan Parties, and each of the Borrowers hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Borrowers or any other Loan Party, and any rights to participate in any collateral or any other assets of the other Borrower or any other Loan Party. In addition to and without in any way limiting the foregoing, each of the Borrowers hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrower to all indebtedness of the Borrowers to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Borrowers shall claim any offset or other reduction of such Borrower's obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the collateral or any other assets of the other Borrower or any other Loan Party.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWERS:
GABLES REALTY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  Gables GP, Inc., a Texas corporation, its sole general partner

By:     /s/ Marvin R. Banks, Jr.
Name: Marvin R. Banks, Jr.
Title:   Senior Vice President

[CORPORATE SEAL]
BORROWERS:
GABLES-TENNESSEE PROPERTIES, L.L.C.,
a Tennessee limited liability company

By:  Gables Realty Limited Partnership, a Delaware
       limited partnership, its authorized member

By:  Gables GP, Inc., a Texas
       corporation, its sole general partner
By:      /s/ Marvin R. Banks, Jr.
Name: Marvin R. Banks, Jr.
Title:  Senior Vice President

[CORPORATE SEAL]

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement date as of February ______, 2003 with
Gables Realty Limited Partnership]

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent, as a Lender, as
Swingline Lender and as Issuing Lender

By:       /s/ Cathy A. Casey
Name:   Cathy A. Casey
Title:   Director

Commitment Amount:

$75,000,000

Lending Office (all Types of Loans):

Wachovia Bank, National Association
191 Peachtree Street, N.E.
Atlanta,  GA   30303
Attention:  Cathy Casey
Telecopy Number:  (404)  332-4066
Telephone Number: (404) 332-5649

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

JPMORGAN CHASE BANK,
as Co-Documentation Agent and as a Lender

By:      /s/ Susan M. Tate
Name:  Susan M. Tate
Title:    Vice President

Commitment Amount:

$30,000,000

Lending Office (all Types of Loans):

JPMorgan Chase Bank
712 Main Street
Houston,  Texas  77002
Attention:  Susan M. Tate
Vice President
Telecopy Number:  (713) 216-2391
Telephone Number: (713) 216-1511

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

AMSOUTH BANK,
as Syndication  Agent and as a Lender

By:         /s/ David G. Ellis
Name:  David G. Ellis
Title:    Officer

Commitment Amount:

$35,000,000

Lending Office (all Types of Loans):

AmSouth Bank
1900 5th Avenue North
AST-9
Birmingham,  Alabama  35203
Attention:  David Ellis
Telecopy Number:  (205) 326-4075
Telephone Number: (205) 581-7646

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Lender

By:    /s/ Wayne P. Robertson
Name:   Wayne P. Robertson
Title:   Senior Vice President

Commitment Amount:

$30,000,000

Lending Office (all Types of Loans):

PNC Bank, National Association
One PNC Plaza, 19th Floor
249 5th Avenue
Mail Stop P1-POPP-19-2
Pittsburgh, PA  15222
Attention:  Wayne Robertson
Telecopy Number:  (412) 762-6500
Telephone Number: (412) 762-8452

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

SOUTHTRUST BANK

By:  /s/ Sidney Clapp
Name: Sidney Clapp
Title:  Assistant Vice President

Commitment Amount:

$22,000,000

Lending Office (all Types of Loans):

Southtrust Bank
420 North 20th Street
11th Floor
Birmingham,  AL  35203
Attention:  Sidney Clapp
Telecopy Number:  (205) 254-8270
Telephone Number: (205) 254-4183

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

BANK OF AMERICA, N.A.

By:     /s/ Gretchen Burud
Name:  Gretchen Burud
Title:   Managing Director

Commitment Amount:

$20,000,000

Lending Office (all Types of Loans):

Bank of America, N.A.
100 North Tryon Street
NC1-007-16-4
Charlotte,  NC   28255
Attention:  Tracy Guarnera
Telecopy Number:  (704) 409-0177
Telephone Number: (704) 386-0208

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

WELLS FARGO BANK, N.A.

By:    /s/  John S. Misiura
Name:  John S. Misiura
Title:    Vice President

Commitment Amount:

$20,000,000

Lending Office (all Types of Loans):

Wells Fargo Bank, N.A.
2859 Paces Ferry Road
Suite 1805
Atlanta,  Georgia  30339
Attention:  Jack Misiura
Telecopy Number:  (770) 435-2262
Telephone Number: (770) 319-5223

[Signature Page to Credit Agreement dated as of
February _____, 2003 with Gables Realty Limited Partnership]

SUNTRUST BANK

By:     /s/  Nancy B. Richards
Name:  Nancy B. Richards
Title:  Vice President

Commitment Amount:

$20,000,000

Lending Office (all Types of Loans):

SunTrust Bank
8245 Boone Boulevard
8th Floor
Vienna,  Virginia   22182
Attention:  Ms. Nancy B. Richards
Telecopy Number:  (703) 902-9245
Telephone Number: (703) 902-9039